                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION
                 ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                          PRIME GROUP REALTY TRUST
----------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                                    N/A
----------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
/X/        No fee required
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11

           (1)  Title of each class of securities to which transaction applies:
                ------------------------------------------------------------
           (2)  Aggregate number of securities to which transaction applies:
                ------------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ------------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ------------------------------------------------------------
           (5)  Total fee paid:
                ------------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

           Check box if any part of the fee is offset as provided by
/ / Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ------------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ------------------------------------------------------------
           (3)  Filing Party:
                ------------------------------------------------------------
           (4)  Date Filed:
                ------------------------------------------------------------

                                     [LOGO]

Michael W. Reschke
CHAIRMAN OF THE BOARD

                                 March 31, 2000

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Prime Group Realty Trust (the "Company") to be held on Wednesday, May 17, 2000, at 10:00 a.m., local time, at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois. The purpose of the Meeting is to consider and vote upon proposals (i) to elect three Trustees, (ii) to approve the Second Amendment to the Company's Share Incentive Plan (as previously amended, the "Share Incentive Plan") to provide for an increase in the number of Common Shares issuable under the Share Incentive Plan from 2,540,000 to 2,860,774,
(iii) to authorize the reservation and subsequent issuance of up to 927,100 authorized but unissued Common Shares (subject to increase to give effect to certain anti-dilution provisions) which shall be issuable upon exchange of up to 927,100 Common Units of Limited Partner Interest in Prime Group Realty, L.P., as further described in the enclosed Proxy Statement, (iv) to ratify the appointment of the Company's independent auditors and (v) to transact such other business as may properly come before the Meeting. Additional information with respect to these matters is set forth in the enclosed Proxy Statement.

    Whether or not you plan to attend the Meeting and regardless of the number of shares you own, it is important that your shares be represented at the Meeting. Therefore, after you read the enclosed Proxy Statement, I urge you to mark, date, sign and return the enclosed Proxy Card to ensure that your vote on the important business matters to be considered at the Meeting will be recorded.

    The Board of Trustees appreciates your investment and your interest in the Company, and looks forward to seeing you at the meeting.

                                          /s/ Michael W. Reschke

                                          MICHAEL W. RESCHKE
                                          CHAIRMAN OF THE BOARD

                            PRIME GROUP REALTY TRUST
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 17, 2000

To the Shareholders:

    Notice is hereby given that the Annual Meeting of Shareholders of Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), will be held at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois on Wednesday, May 17, 2000, at 10:00 a.m., local time (the "Meeting"), to consider and take action on the following matters:

        1.  To elect three Class III Trustees for a term of three years each;

        2. To vote on the approval of the Second Amendment to the Prime Group Realty Trust 1997 Share Incentive Plan which provides for an increase in the number of Common Shares issuable under the Plan from 2,540,000 to 2,860,774;

        3. To approve the reservation and subsequent issuance of up to 927,100 Common Shares (subject to increase to give effect to certain anti-dilution provisions) of the Company to be issued upon exchange of up to 927,100 Common Units of Limited Partner Interest in Prime Group Realty, L.P., the limited partnership through which the Company conducts its business;

        4. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2000; and

        5. To transact such other business as may properly come before the Meeting and at any postponement(s) or adjournment(s) thereof.

    Shareholders of record at the close of business on March 27, 2000 shall be entitled to notice of, and to vote at, the Meeting.

                                          By order of the Board of Trustees,

                                          /s/ James F. Hoffman

                                          James F. Hoffman, SECRETARY

March 31, 2000

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN YOUR PROXY, AND RETURN IT PROMPTLY IN THE STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE.

                            PRIME GROUP REALTY TRUST
                              77 WEST WACKER DRIVE
                                   SUITE 3900
                            CHICAGO, ILLINOIS 60601

                            ------------------------

                                PROXY STATEMENT
                                    FOR THE
                      2000 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 17, 2000

    The enclosed proxy is solicited by and on behalf of the board of trustees (the "Board of Trustees" or the "Board") of Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois, on May 17, 2000 at 10 a.m., local time, and at any postponement(s) or adjournment(s) thereof, at which shareholders of record at the close of business on March 27, 2000 shall be entitled to vote. This Proxy Statement and accompanying Proxy Card are being mailed to shareholders on or about March 31, 2000. In addition, there is being mailed herewith, to each shareholder of record, the Company's Annual Report to Shareholders for 1999.

    Each proxy executed and returned by a shareholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if present at the Meeting, a shareholder may elect to revoke his or her proxy and vote shares personally. The principal executive offices of the Company are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

    The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its trustees, officers, employees and others to solicit proxies, personally or by telephone. Those persons will not be compensated specially for such services. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and shareholders of record to forward solicitation materials to the beneficial owners of shares held of record by such persons. The Company may reimburse such solicitors or holders for reasonable out-of-pocket expenses incurred by them in connection with such solicitation activities. The Company may pay reasonable and customary proxy solicitation fees to a third-party solicitation firm, if engaged.

    Only holders of record of the Company's common shares of beneficial interest, par value $.01 per share ("Common Shares"), on March 27, 2000 (the "Record Date") will be entitled to vote at the Meeting. As of the Record Date, the Company had 15,271,678 Common Shares outstanding. Each holder of Common Shares is entitled to one vote for each Common Share held by such holder. Under Maryland law, the presence of holders in person or by proxy representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. Abstentions and "broker non-votes" (which occur when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming the presence of a quorum, (i) election of Trustee nominees will require the affirmative vote of a plurality of all the votes cast by holders of Common Shares at the Meeting and
(ii) approval of the reservation and subsequent issuance of up to 927,100 Common Shares (subject to increase to give effect to certain anti-dilution provisions) upon exchange of up to 927,100 common units of limited partner interest in Prime Group Realty, L.P., approval of the Second Amendment to the 1997 Share Incentive Plan (the "Share Incentive Plan") and ratification of the appointment of the Company's independent auditors will require the affirmative vote of a majority of all the votes cast for or against such proposals, with abstentions not being counted. Broker non-votes will not be counted at the Meeting other than for quorum purposes. Holders of the Common Shares are not entitled to dissenting shareholders' appraisal rights under Maryland law.

PRINCIPAL SECURITY HOLDERS OF THE COMPANY

    The following tables set forth certain information regarding the beneficial ownership of the Common Shares and of common units of limited partner interest ("Common Units") in Prime Group Realty L.P., a Delaware limited partnership, of which the Company is the managing general partner (the "Operating Partnership"), for (a) each person who is a shareholder of the Company beneficially owning more than five percent (5%) of the voting securities of the Company, (b) each named executive officer listed in the Summary Compensation Table presented below,
(c) the Trustees of the Company and (d) the Trustees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes to the table, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of Common Shares represents (i) the number of Common Shares the person holds, (ii) the number of Common Shares into which Common Units held by such person are exchangeable (if, as discussed below, the Company elects to issue Common Shares rather than pay cash upon such exchange), (iii) the number of Common Shares the person has the right to acquire upon exercise of certain options to purchase Common Shares and
(iv) the number of Common Shares into which the Series A Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Convertible Preferred Shares"), held by such person are convertible. The extent to which a person holds Common Shares as opposed to Common Units, options or Convertible Preferred Shares is set forth in the footnotes. The agreement of limited partnership of the Operating Partnership (the "Operating Partnership Agreement") provides that each Common Unit may be exchanged, subject to certain limitations, into a Common Share or, at the option of the Company, cash equal to the fair market value of a Common Share at the time of exchange.

    The following table sets forth information as to the persons known to the Company to be the beneficial owners of more than five percent (5%) of the Company's Common Shares as of March 15, 2000.

                                                      NUMBER OF
                                                    COMMON SHARES/   PERCENT OF ALL    PERCENT OF ALL
NAME AND ADDRESS OF                                  COMMON UNITS        COMMON        COMMON SHARES/
BENEFICIAL OWNER                                      OWNED (1)        SHARES (2)     COMMON UNITS (3)
-------------------                                 --------------   --------------   ----------------
Michael W. Reschke (4)............................     8,683,156          36.5%             30.3%
Primestone Investment Partners, L.P. (5)..........     7,944,893          34.2              27.8
The Prime Group, Inc. (6).........................     7,944,893          34.2              27.8
PG/Primestone, L.L.C. (6).........................     7,944,893          34.2              27.8
Affiliates of BREA II L.L.C. (7)..................     7,944,893          34.2              27.8
Southeastern Asset Management, Inc. (8)...........     2,810,700          18.4               9.8
Longleaf Partners Realty Fund (8).................     2,810,700          18.4               9.8
Morgan Stanley Dean Witter & Co. (9)..............     2,672,862          17.5               9.3
Morgan Stanley Dean Witter Investment Management
  Inc. (9)........................................     2,669,169          17.5               9.3
Security Capital Preferred Growth Incorporated
  (10)............................................     2,000,000          11.6               7.0
Cohen & Steers Capital Management, Inc. (11)......     1,565,000          10.3               5.5
Edward S. Hadesman (12)...........................       946,737           5.8               3.3
First Manhattan Co. (13)..........................       794,175           5.2               2.8

------------------------

(1) The ownership of Common Shares reported herein is based upon filings with the Securities and Exchange Commission (the "Commission") and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's Declaration of Trust. The ownership of Common Units reported herein is derived from the transfer records maintained by the Operating Partnership based on information provided by the limited partners of the Operating Partnership (the "Limited Partners"). Information presented includes Common Shares issuable upon exercise of options granted to the Company's executive officers and Trustees which have vested or will vest within 60 days of March 15, 2000 as well as grants of restricted Common Shares which have vested or will vest within 60 days of March 15, 2000.

(2) Information presented assumes exchange or conversion only of Common Units and Convertible Preferred Shares owned by such beneficial owner for Common Shares. Information presented also includes Common Shares issuable upon exercise of options of such beneficial owner that have vested or will vest within 60 days of March 15, 2000 as well as grants of restricted Common Shares which have vested or will vest within 60 days of March 15, 2000.

(3) Information presented assumes (i) exchange or conversion of all outstanding Common Units and Convertible Preferred Shares for Common Shares and
    (ii) exercise of all outstanding options granted to the Company's employees and Trustees which have vested or will vest within 60 days of March 15, 2000 as well as grants of restricted Common Shares which have vested or will vest within 60 days of March 15, 2000. See "Amendment to the Share Incentive Plan--General." To protect the Company's real estate investment trust ("REIT") status, no holder of Common Units may exchange such Common Units for Common Shares to the extent that such exchange would result in such holder's owning or being deemed to own, actively or constructively, more than 9.9% of the Common Shares (the "Ownership Limit"), unless such holder has been granted an exception to the Ownership Limit in accordance with the Company's Declaration of Trust.

(4) Information presented includes (i) 102,388 Common Shares held by
    Mr. Reschke, (ii) 304,097 Common Units held by Prime Group VI, L.P.
    (Mr. Reschke owns a controlling equity interest in PGLP, Inc., the general partner of Prime Group VI, L.P.), (iii) 257,778 Common Shares which
    Mr. Reschke has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan (See "Amendment to the Share Incentive Plan--General"), (iv) 7,944,893 Common Units held by Primestone Investment Partners, L.P. (Mr. Reschke is the controlling shareholder, Chairman and Chief Executive Officer of The Prime Group, Inc., an Illinois corporation ("PGI"), which is the controlling member in a general partner of Primestone Investment Partners, L.P.) and (v) 74,000 Common Shares owned by Prime Group Limited Partnership (Mr. Reschke is the managing general partner of Prime Group Limited Partnership.) Certain of the Common Shares shown for
    Mr. Reschke are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) Primestone Investment Partners, L.P., which is the nominal owner of the Common Units and of which PGI is the controlling member of a general partner, (ii) The Prime Group, Inc., of which Mr. Reschke is the Chairman, President and Chief Executive Officer and a controlling shareholder, (iii) PG/Primestone, L.L.C., which is a general partner of Primestone Investment Partners, L.P. and (iv) each of the entities and individuals referred to in footnote 7 below (see footnote 7 for a description of their indirect interests in Primestone Investment Partners, L.P.). The address of Mr. Reschke is c/o Prime Group Realty Trust, 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

(5) Information presented is based on a Schedule 13D filed with the Commission on March 8, 2000 by Mr. Reschke, The Prime Group, Inc., PG/Primestone, L.L.C. and Primestone Investment Partners, L.P. The address of Primestone Investment Partners, L.P. is c/o The Prime Group, Inc., 77 West Wacker Drive, Suite 4200, Chicago, Illinois 60601. Information presented relates to 7,944,893 Common Units. The Common Shares shown illustrate the beneficial ownership that would result from an exchange of such Common Units for Common Shares by such person. Such Common Shares are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) The Prime Group, Inc., which is the controlling member of a general partner of Primestone Investment Partners, L.P., (ii) Michael W. Reschke, who is the Chairman and Chief Executive Officer and a controlling shareholder of The Prime Group, Inc., (iii) PG/Primestone, L.L.C., which is a general partner of Primestone Investment Partners, L.P. and (iv) each of the entities and individuals referred to in footnote 7 below (see footnote 7 for a description of their indirect interests in Primestone Investment Partners, L.P.).

(6) Information presented is based on a Schedule 13D filed with the Commission on March 8, 2000 by Mr. Reschke, The Prime Group, Inc., PG/Primestone, L.L.C. and Primestone Investment Partners, L.P. The address of The Prime Group, Inc. and PG/Primestone, L.L.C. is 77 West Wacker Drive, Suite 4200, Chicago, Illinois 60601. Information presented relates to 7,944,893 Common Units. The Common Shares shown illustrate the beneficial ownership that would result from an exchange of such Common Units for Common Shares. Such Common Shares are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) Primestone Investment Partners, L.P., which is the nominal owner of the Common Units and of which PG/Primestone, L.L.C. is a general partner (The Prime Group, Inc. is the controlling member of PG/Primestone, L.L.C.), (ii) Michael W. Reschke, who is the Chairman and Chief Executive Officer and a controlling shareholder of The Prime Group, Inc. and (iii) each of each of the entities and individuals referred to in footnote 7 below (see footnote 7 for a description of their indirect interests in Primestone Investment Partners, L.P.).

(7) Information presented is based on a Schedule 13D filed with the Commission on March 8, 2000 by Mr. Reschke, The Prime Group, Inc., PG/Primestone, L.L.C. and Primestone Investment Partners, L.P. Information presented includes 7,944,893 Common Units nominally held by Primestone Investment Partners, L.P. The Common Shares shown illustrate the beneficial ownership that would result from an exchange of such Common Units for Common Shares by Primestone Investment Partners, L.P. The Schedule 13D indicates that each of the affiliates of BREA II, L.L.C. set forth below may be deemed a beneficial owner of such Common Shares for one of the following reasons, as applicable. BRE/Primestone Investment Management L.L.C. ("BRE/PIM") is a general partner of Primestone Investment Partners, L.P. The members of BRE/PIM are as follows: Blackstone Real Estate Partners II L.P. ("BREP II"), Blackstone Real Estate Partners II.TE.1 L.P. ("TE1"), Blackstone Real Estate Partners II.TE.3 L.P. ("TE3"), Blackstone Real Estate Partners II.TE.4 L.P. ("TE4"), Blackstone Real Estate Partners II.TE.5 L.P. ("TE5"), Blackstone Real Estate Partners II.R (Primestone) ("BREP II.R (Primestone)"), Blackstone Real Estate Investors (Primestone) II Inc. ("BREIP II"), and Blackstone Real Estate Holdings II L.P. ("BREH II"). Blackstone Real Estate Associates II L.P. ("BREA II") is the general partner of BREP II, TE1, TE3, TE4, TE5 and BREP II. R (Primestone). BREA II is also the general partner of the controlling shareholders of BREIP II. Blackstone Real Estate Management Associates II L.P. ("BREMA II"), is the general partner of BREA II and BREH. BREA II L.L.C. ("BREA II LLC") is the general partner of BREMA II. John G. Schreiber is a limited partner in BREA II. Peter G. Peterson ("Peterson") and Stephen A. Schwarzman are the founding members of BREA II LLC. The principal business address of each of BRE/PIM, BREP II, TE1, TE3, TE4, TE5, BREP II.R (Primestone), BREIP II, BREH II, BREA II, BREMA II, BREA II LLC, Messrs. Peterson and Schwarzman is 345 Park Avenue, 31(st) Floor, New York, New York 10154. The principal business address of Mr. Schreiber is Schreiber Investments, 1115 East Illinois Road, Lake Forest, Illinois 60045. These Common Shares are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) Primestone Investment Partners, L.P., which is the nominal owner of the Common Units, (ii) Michael W. Reschke, who is the Chairman and Chief Executive Officer and a controlling shareholder of The Prime Group, Inc., which is a controlling member of a general partner of Primestone Investment Partners, L.P., (iii) The Prime Group, Inc. and (iv) PG/Primestone, L.L.C., which is a general partner of Primestone Investment Partners, L.P.

(8) Information presented is based on a Schedule 13G filed with the Commission on December 3, 1997, as amended on February 12, 1998 and February 9, 1999, and as further amended on December 3, 1999 to convert the Schedule 13G into a Schedule 13D, by Southeastern Asset Management, Inc. ("Southeastern"), Longleaf Partners Realty Fund ("Longleaf") and O. Mason Hawkins. The
    Schedule 13D indicates that Southeastern and Longleaf have shared voting and dispositive power for all 2,810,700 Common Shares and each beneficially owns the Common Shares. The Schedule 13D indicates that Southeastern is an investment advisor to various institutions and funds and Longleaf Partners Fund Trust, the latter having four series or portfolios, one of which is Longleaf. The Schedule 13D indicates that the Common Shares covered by it were acquired on behalf of and for the benefit of Longleaf under shared discretionary authority granted to Southeastern. The
    Schedule 13D indicates that O. Mason Hawkins filed the Schedule 13D in the event he could be deemed a controlling person of Southeastern. Mr. Hawkins disclaims such control and the Schedule 13D indicates that he does not directly or indirectly own any Common Shares or share in any voting or dispositive powers. The Schedule 13D indicates that neither Southeastern nor Mr. Hawkins owns any Common Shares for its or his own account and each disclaims beneficial ownership in any of the Common Shares reported on the
    Schedule 13D. The address for all three filers is at 6410 Poplar Ave., Suite 900, Memphis, TN 38119.

(9) Information presented is based on a Schedule 13G filed with the Commission on January 14, 1998, as amended on June 11, 1998 by Morgan Stanley, Dean Witter, Discover & Co. ("MSDW") and Morgan Stanley Asset Management Inc. ("Morgan Stanley"). The Schedule 13G was further amended on February 10, 1999 by MSDW and Morgan Stanley Dean Witter Investment Management Inc. ("MSDWIM") and amended further on February 7, 2000 by MSDWIM and Morgan Stanley Dean Witter & Co. ("MSDWC"). The Schedule 13G indicates that MSDWC beneficially owns 2,672,862 Common Shares, has shared voting power over 2,216,861 Common Shares and has shared dispositive power over 2,672,862 Common Shares. The Schedule 13G further indicates that MSDWIM beneficially owns 2,669,169 Common Shares, has shared voting power over 2,213,168 Common Shares and has shared dispositive power over 2,669,169 Common Shares. The
    Schedule 13G indicates that both MSDWC and MSDWIM are investment advisors and that MSDWIM is a wholly-owned subsidiary of MSDWC. The address of MSDWC is 1585 Broadway, New York, NY 10036. The address of MSDWIM is 1221 Avenue of the Americas, New York, NY 10020.

(10) Information presented is based on a Schedule 13G filed with the Commission on July 29, 1998 by Security Capital Preferred Growth Incorporated ("SCPGI"). The Schedule 13G indicates that SCPGI beneficially owns and has sole voting and dispositive power over 2,000,000 Common Shares which it has the right to acquire upon the conversion of the 2,000,000 Convertible Preferred Shares which it holds. Such Convertible Preferred Shares are currently convertible at an initial conversion price of $20.00 per Common Share, subject to certain adjustments. SCPGI owns 100% of the outstanding Convertible Preferred Shares. The address of SCPGI is 11 South LaSalle Street, 2nd Floor, Chicago, Illinois 60603.

(11) The address of Cohen & Steers Capital Management, Inc. ("Cohen & Steers") is 757 Third Avenue, New York, NY 10017. Information presented is based on a
    Schedule 13G filed with the Commission on February 12, 1998, as amended on April 9, 1998, February 9, 1999 and February 10, 2000 by Cohen & Steers. The
    Schedule 13G indicates that Cohen & Steers beneficially owns and has sole voting and dispositive power over 1,565,000 Common Shares.

(12) Information presented includes (i) 3,302 Common Shares held by
    Mr. Hadesman, (ii) 90,209 Common Shares which Mr. Hadesman has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan and (iii) 398,427; 54,544; 169,053, 169,053 and 62,149 Common
    Units held by the Edward S. Hadesman Trust Dated May 22, 1992, the Carolyn
    B. Hadesman Trust Dated May 21, 1992, the Lisa Hadesman 1991 Trust, the Cynthia Hadesman 1991 Trust and Sky Harbor Associates, respectively.
    Mr. Hadesman is the trustee of each of these trusts and therefore has voting and dispositive power over the Common Units. Also, Mr. Hadesman is a general partner of Sky Harbor Associates. The address of Mr. Hadesman is c/o Prime Group Realty Trust, 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

(13) Information presented is based on a Schedule 13G filed with the Commission on February 10, 2000 by First Manhattan Co. ("First Manhattan"). The
    Schedule 13G indicates that First Manhattan beneficially owns and has shared dispositive power over 794,175 Common Shares and has shared voting power over 777,875 Common Shares. First Manhattan has sole voting and sole dispositive power over no Common Shares. The Schedule 13G indicates that of the 794,175 Common Shares beneficially owned, 91,000 are owned by family members of general partners of First Manhattan which were reported for informational purposes. First Manhattan disclaims dispositive power as to 25,000 of such Common Shares and beneficial ownership as to 66,000 of such Common Shares. The address of First Manhattan is 437 Madison Avenue, New York, New York 10022.

    The following table sets forth the beneficial ownership of Common Shares as of March 15, 2000 by the Company's Trustees and the executive officers named in the Summary Compensation Table below.

                                                      NUMBER OF
                                                    COMMON SHARES/   PERCENT OF ALL    PERCENT OF ALL
NAME AND ADDRESS OF                                  COMMON UNITS        COMMON        COMMON SHARES/
BENEFICIAL OWNER                                      OWNED (1)        SHARES (2)     COMMON UNITS (3)
-------------------                                 --------------   --------------   ----------------
Michael W. Reschke (4) (5)........................     8,683,156              36.5%              30.3%
Richard S. Curto (6)..............................       310,567               2.0                1.1
William M. Karnes (7).............................       141,210               0.9                0.5
Jeffrey A. Patterson (4) (8)......................       277,882               1.8                1.0
Faye I. Oomen (9).................................        33,362               0.2                0.1
Louis G. Conforti (10)............................       147,268               1.0                0.5
Stephen J. Nardi (4) (11).........................       451,793               2.9                1.6
Jacque M. Ducharme (12) (13)......................         4,333                --                 --
Christopher J. Nassetta (12)......................         3,333                --                 --
Thomas J. Saylak (12).............................         3,333                --                 --
Governor James R. Thompson (12)...................         3,333                --                 --
Trustees and Executive Officers of the Company as
  a group (20 persons)............................    11,366,313              43.1               39.7

------------------------

(1) The ownership of Common Shares reported herein is based upon filings with the Commission and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's Declaration of Trust. The ownership of Common Units reported herein is derived from the transfer records maintained by the Operating Partnership based on information provided by the Limited Partners. Information presented includes Common Shares issuable upon exercise of those options granted to the Company's executive officers and Trustees which have vested or will vest within 60 days of March 15, 2000 as well as grants of restricted Common Shares which have vested or will vest within 60 days of March 15, 2000.

(2) Information presented assumes exchange only of Common Units owned by such beneficial owner for Common Shares. Information presented also includes Common Shares issuable upon exercise of options granted to the Company's executive officers and Trustees which have vested or will vest within 60 days of March 15, 2000 as well as grants of restricted Common Shares which have vested or will vest within 60 days of March 15, 2000.

(3) Information presented assumes (i) exchange or conversion of all outstanding Common Units and Convertible Preferred Shares for Common Shares and
    (ii) exercise of all outstanding options granted to the Company's employees and Trustees for Common Shares which have vested or will vest within 60 days of March 15, 2000 as well as grants of restricted Common Shares which have vested or will vest within 60 days of March 15, 2000. See "Amendment to the Share Incentive Plan--General." To protect the Company's REIT status, no holder of Common Units may exchange such Common Units for Common Shares to the extent that such exchange would result in such holder's Common Share ownership exceeding the Ownership Limit, unless such holder has been granted an exception to the Ownership Limit in accordance with the Company's Declaration of Trust.

(4) The Common Shares shown for this person are shown to illustrate the beneficial ownership that would result from an exchange of such Common Units for Common Shares by such person.

(5) Information presented includes (i) 102,388 Common Shares held by
    Mr. Reschke, (ii) 304,097 Common Units held by Prime Group VI, L.P.
    (Mr. Reschke owns a 50.75% equity interest in PGLP, Inc., the general partner of Prime Group VI, L.P.), (iii) 257,778 Common Shares which
    Mr. Reschke has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan (See "Amendment to the Share Incentive Plan--General"), (iv) 7,944,893 Common Units held by Primestone Investment Partners, L.P. (Mr. Reschke is the controlling shareholder, Chairman and Chief Executive Officer of The Prime Group, Inc., which is the controlling member and a general partner of Primestone Investment Partners, L.P.) and
    (v) 74,000 Common Shares owned by Prime Group Limited Partnership
    (Mr. Reschke is the managing general partner of Prime Group Limited Partnership.)

(6) Information presented includes 21,192 Common Shares held by Mr. Curto, including 5,000 Common Shares held by Mr. Curto under the Illinois Uniform Transfers to Minors Act (2,500 Common Shares for each of his two sons) and 289,375 Common Shares which Mr. Curto has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.

(7) Information presented includes 24,168 Common Shares held by Mr. Karnes and 117,042 Common Shares which Mr. Karnes has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.

(8) Information presented includes 3,687 Common Shares and 110,000 Common Units held by Mr. Patterson and 164,195 Common Shares which Mr. Patterson has the right to acquire upon the exercise of the options granted to him under the Share Incentive Plan.

(9) Information presented includes 681 Common Shares held by Ms. Oomen and 32,681 Common Shares which Ms. Oomen has the right to acquire upon exercise of the options granted to her under the Share Incentive Plan.

(10) Information presented includes 19,351 Common Shares held by Mr. Conforti, and 127,917 Common Shares which Mr. Conforti has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.

(11) Information presented includes (i) 6,510 Common Shares held by Mr. Nardi,
    (ii) 123,611 Common Shares which Mr. Nardi has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan and
    (iii) 328,182 limited partner Common Units held by The Nardi Group, L.L.C. (the "Nardi Group") (Mr. Nardi controls the Nardi Group). Information presented does not include the 927,100 common units of general partner interest in the Operating Partnership ("GP Common Units") held by the Nardi Group. These GP Common Units are not exchangeable for Common Shares; however, if the Company's proposal contained in this Proxy Statement regarding the issuance of up to 927,100 Common Shares is approved (see "Proposal to Reserve and Authorize the Issuance of up to 927,100 Common Shares Upon Exchange of Certain Common Units" below), Mr. Nardi's GP Common Units will be converted into limited partner Common Units which limited partner Common Units will be exchangeable for Common Shares.

(12) Information presented includes Common Shares which the person has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.

(13) Information presented for Mr. Ducharme also includes 1,000 Common Shares directly held by him.

    Except as described above, no Trustee of the Company owns any shares of any other class of the Company's equity securities. Mr. Karnes owns 1,000 of the Company's Series B Cumulative Redeemable Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Series B Preferred Shares.") The remaining executive officers of the Company own, in the aggregate, 3,700 Series B Preferred Shares, 14,423 Common Shares and they have the right to acquire 439,094 Common Shares within 60 days of

March 15, 2000 upon exercise of the options granted to them under the Share Incentive Plan. In addition, Mr. Hadesman, one of the remaining executive officers, beneficially owns 853,226 Common Units.

    Primestone Investment Partners, L.P. is currently party to a Pledge and Security Agreement, dated November 17, 1997 (the "Pledge Agreement"), with Prudential Securities Credit Corporation ("PSCC"). Pursuant to the Pledge Agreement, Primestone Investment Partners, L.P. pledged its interest in the Common Units held by it to PSCC. In the event of a default under the related loan agreement and upon foreclosure of such pledge, PSCC will succeed to all of Primestone Investment Partners, L.P.'s rights in its Common Units.

                              ELECTION OF TRUSTEES

    Pursuant to the Amended and Restated Bylaws of the Company, the Board of Trustees may determine the number of Trustees of the Company, which shall not be less than three. Currently, the Board of Trustees has set the number of Trustees at seven. Trustees are divided into three classes serving staggered three-year terms of office. The Board of Trustees proposes the election of three Class III Trustees at this Meeting, each to hold office for a three-year term until the 2003 Annual Meeting of Shareholders and until his successor is duly elected and qualified. Pursuant to the Contribution Agreement dated as of October 20, 1997 between BRE/Primestone Investment Management L.L.C., BRE/Primestone Investment L.L.C. and The Prime Group, Inc., the Company was required to appoint Mr. Saylak (or another representative of Blackstone (as defined below)) to the Board of Trustees for the current term expiring at the 2000 Annual Meeting of Shareholders. Class I and Class II Trustees will be elected at the Annual Meetings to be held in 2001 and 2002, respectively, for three-year terms, and until their respective successors are duly elected and qualified. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is currently a Trustee of the Company. If some unexpected occurrence should make necessary, in the Board of Trustees' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Trustees may select. The Board of Trustees is not aware that any nominee may be unable or unwilling to serve as a Trustee. The following sets forth certain information with respect to each nominee and also with respect to each Trustee whose term of office will continue after the Meeting.

                                                                                   YEAR TERM OF
NOMINEES FOR ELECTION                                   PRINCIPAL OCCUPATION AND   OFFICE WILL     SERVED AS A
NAME                                           AGE           POSITION HELD            EXPIRE      TRUSTEE SINCE
---------------------                          ---      ------------------------   ------------   -------------
Stephen J. Nardi...........................     70      Trustee                        2000            1997
Thomas J. Saylak...........................     39      Independent Trustee            2000            1997
Governor James R. Thompson.................     63      Independent Trustee            2000            1997

    STEPHEN J. NARDI. Stephen J. Nardi has served as Trustee and Vice Chairman of the Board since November 1997. For the past thirty-seven years, Mr. Nardi has served as President and Chief Executive Officer of The Nardi Group Ltd., a corporate real estate development firm which has designed, built and managed millions of square feet of properties throughout the Chicago Metropolitan Area and other parts of the country. Mr. Nardi is a member of the Chicago Real Estate Board, the National Association of Realtors, the Society of Industrial and Office Realtors, National Association of Industrial and Office Parks and the Urban Land Institute. Mr. Nardi is the father of S. Craig Nardi, the Senior Vice President--Industrial Marketing and Leasing of the Company.

    THOMAS J. SAYLAK. Thomas J. Saylak has served as a Trustee of the Company since November 1997. Mr. Saylak is presently a Senior Managing Director of The Blackstone Group and Co-Head of Blackstone Real Estate Advisors. Since joining Blackstone Real Estate Advisors in 1993, Mr. Saylak's major accomplishments include completing over $5 billion in real estate acquisitions and financings, leading the multi-billion dollar restructurings of three real estate operating companies, Edward J. DeBartolo Corp., Cadillac Fairview, Inc. and Berkshire Realty Trust, and overseeing Blackstone's expansion into European property investments. Prior to joining Blackstone Real Estate Advisors, from 1987 to 1993, Mr. Saylak was a principal in Trammell Crow Ventures, the investment advisory arm of Trammell Crow Company, a real estate development and management firm, where he completed over $3.0 billion of real estate acquisitions and financings and led the firm's Distressed Portfolio Initiative. Mr. Saylak currently serves as a director of Cadillac Fairview, Inc. and also serves on the Executive Committee of the National Realty Committee and is a charter member of The Columbia Real Estate Forum.

    THE HONORABLE GOVERNOR JAMES R. THOMPSON. James R. Thompson has served as a Trustee of the Company since November 1997. Governor Thompson is the Chairman of the law firm of Winston & Strawn and has been a partner with the firm since 1991. Prior to joining Winston & Strawn, Governor Thompson served as the Governor of Illinois from 1977 to 1991. Governor Thompson serves on the board of directors of FMC Corporation, the Chicago Board of Trade, Jefferson Smurfit Group (Dublin), Navigant Consulting, Inc., Prime Retail, Inc., Union Pacific Resources, Inc., Metal Management, Inc., Hollinger International, Inc. and American National Can Co. Governor Thompson received his Juris Doctorate degree from the Northwestern University Law School.

    THE BOARD OF TRUSTEES OF THE COMPANY RECOMMENDS A VOTE FOR REELECTION OF MESSRS. NARDI, SAYLAK AND THOMPSON AS TRUSTEES OF THE COMPANY WITH TERMS EXPIRING IN 2003.

TRUSTEES WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE MEETING

                                                                             YEAR TERM OF
     NOMINEES FOR ELECTION                     PRINCIPAL OCCUPATION AND      OFFICE WILL     SERVED AS A
             NAME                  AGE               POSITION HELD              EXPIRE      TRUSTEE SINCE
     ---------------------       --------   -------------------------------  ------------   -------------
Michael W. Reschke.............     44      Chairman of the Board, Trustee       2001            1997
Jacque M. Ducharme.............     50      Independent Trustee                  2001            1997
Richard S. Curto...............     48      President, Chief Executive           2002            1997
                                            Officer, Trustee
Christopher J. Nassetta........     37      Independent Trustee                  2002            1997

    MICHAEL W. RESCHKE. Michael W. Reschke has served as the Chairman of the Board of Trustees of the Company since November 1997. Mr. Reschke is also the Chairman of the Company's Executive Committee. Mr. Reschke founded The Prime Group, Inc., an Illinois corporation ("PGI") in 1981 and, since that time, has acted as PGI's Chairman and Chief Executive Officer. Mr. Reschke is also Chairman of the Board of Prime Retail, Inc. (NYSE: PRT) and Brookdale Living Communities, Inc. (Nasdaq: BLCI), and is a member of the Board of Directors of Horizon Group Properties, Inc. (Nasdaq: HGPI). For approximately the last
19 years, Mr. Reschke has directed and managed the acquisition, development, finance, construction, leasing, marketing, renovation, and property management activities of PGI. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of The Real Estate Roundtable, the Urban Land Institute, and the Chicago Development Council.

    JACQUE M. DUCHARME. Jacque M. Ducharme has served as a Trustee of the Company since November 1997. Since 1972, Mr. Ducharme has been employed by Julien J. Studley, Inc., a real estate corporate and tenant services firm, where he currently serves as President. His clients include some of the largest companies in the Chicago Metropolitan Area, including Quaker Oats, Arthur Andersen and First Chicago. Mr. Ducharme is a past president of the Chicago Office Leasing Brokers Association.

    RICHARD S. CURTO. Richard S. Curto has served as President, Chief Executive Officer and Trustee of the Company since November 1997. Mr. Curto served as Executive Vice President of PGI from May 1994 to November 1997. After joining PGI, Mr. Curto was responsible for the office and industrial divisions' capital markets transactions and other project-related financings of PGI. From
September 1981 to April 1994, Mr. Curto was employed by Kemper Financial Services, a $65 billion money management firm overseeing the activities of the lending and equity investment group related to real property, most recently serving as Senior Vice President. Mr. Curto held various positions with Northwestern Mutual Life Insurance Co. in the Real Estate Department prior to 1981. Mr. Curto is a member of the National Association of Real Estate Investment Trusts, the Urban Land Institute and the National Realty Committee.

    CHRISTOPHER J. NASSETTA. Christopher J. Nassetta has served as a Trustee of the Company since November 1997. From October 1995 to the present, Mr. Nassetta has acted as the Executive Vice President and Chief Operating Officer of Host Marriott Corporation. He was recently elected by the Board of Directors of Host Marriott Corporation to serve as President and Chief Executive Officer effective May 18, 2000. From October 1991 through October 1995, Mr. Nassetta served as President of Bailey Capital Corporation, a real estate investment and advisory firm that he co-founded, where he oversaw all operations. Prior to founding Bailey Capital Corporation, Mr. Nassetta was employed by The Oliver Carr Company, a commercial real estate company, for seven years, where he served as Development Director, Vice President and Regional Partner and ultimately Chief Development Officer, as well as serving on its management committee.
Mr. Nassetta serves on the board of directors of Host Marriott Corporation and on the McIntire School of Commerce Advisory Board for the University of Virginia.

INFORMATION REGARDING MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES

    The Company's Board of Trustees has established an Audit Committee, an Executive Committee, a Compensation Committee and a Committee of Independent Trustees. The Company does not have a nominating committee.

    AUDIT COMMITTEE. The Audit Committee consists of Messrs. Ducharme, Nassetta and Saylak, and has responsibility for making recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees, and reviewing the adequacy of the Company's internal accounting controls.

    EXECUTIVE COMMITTEE. The Executive Committee consists of Messrs. Reschke, Curto, Nardi and Saylak. The Executive Committee has been granted certain authority on behalf of the Board of Trustees to acquire and dispose of real property and the power to authorize the execution of certain contracts and agreements, including those related to the borrowing of money by the Company, and consistent with the Operating Partnership Agreement, to cause the Operating Partnership to take such actions.

    COMPENSATION COMMITTEE.  The Compensation Committee consists of
Messrs. Ducharme, Nassetta and Saylak and has responsibility for determining the compensation for the Company's executive officers. It also administers the Company's Share Incentive Plan.

    COMMITTEE OF INDEPENDENT TRUSTEES. The Committee of Independent Trustees consists of Messrs. Ducharme, Nassetta, Saylak and Thompson. The Committee of Independent Trustees was established to consider and approve or reject, on behalf of the full Board of Trustees, any proposed transactions between the Company and any of its shareholders, trustees, officers or employees.

    During 1999, four, eight, five and one meetings were held by the Audit Committee, Executive Committee, Compensation Committee, and the Committee of Independent Trustees, respectively. The Board of Trustees held ten meetings during 1999 on January 19, February 10, April 9, May 19, May 24, June 24, August 25, September 27, November 5 and December 8, 1999. Mr. Saylak recused himself from the meeting of the Committee of Independent Trustees because affiliates of his employer were indirectly interested in the transaction being considered.

COMPENSATION OF TRUSTEES

    The Company pays its Trustees who are not employees of the Company or affiliated with PGI or the Company a fee for their services as Trustees. Such persons receive annual compensation of $26,000 plus a fee of $1,000 for attendance at each meeting of the Board of Trustees and $500 for attendance at each committee meeting, and receive reimbursement of all travel and lodging expenses related to their attendance at both Board and committee meetings. In addition, in December 1999, each of the four independent Trustees of the Company were granted 5,000 long-term options to purchase Common Shares at an exercise price of $13.188 per share (the closing price of the Common Shares on the day before the date of grant as reported by the New York Stock Exchange). Such options vest in three equal annual installments beginning on December 16, 2000.

    The Company is party to a consulting agreement with Stephen J. Nardi, a Trustee of the Company. The consulting agreement has approximately one half year remaining on its three year term and requires Mr. Nardi to devote substantially all of his time and energy to performing consulting services on behalf of the Company. In addition to an initial base fee of $200,000 per annum, Mr. Nardi is entitled to receive additional incentive compensation in an amount up to 100% of his base fee based on achievement of such corporate and individual goals and objectives as are established by the Board of Trustees or its Compensation Committee. The consulting agreement contains non-compete provisions for two years following termination of the consulting agreement. In addition, pursuant to the consulting agreement, Mr. Nardi was granted 2,500 Common Shares during 1998.

                           COMPENSATION OF EXECUTIVES

EXECUTIVE OFFICERS

    The following table sets forth certain information as of March 15, 2000 concerning each of the Company's executive officers and key employees serving in such capacities:

NAME                                     AGE                              POSITION
----                                     ---                              --------
Michael W. Reschke...................     44      Chairman of the Board, Trustee
Richard S. Curto.....................     48      President and Chief Executive Officer, Trustee
William M. Karnes....................     53      Executive Vice President and Chief Financial Officer
Jeffrey A. Patterson.................     40      Executive Vice President and Chief Investment Officer
Edward S. Hadesman...................     67      President--Industrial Division
Donald H. Faloon.....................     53      Executive Vice President--Development
Louis G. Conforti....................     35      Executive Vice President--Capital Markets
Philip A. Hoffer.....................     50      Executive Vice President--Real Estate Operations
Murray J. Alscher....................     43      Senior Vice President--Acquisitions
Steven R. Baron......................     51      Senior Vice President--Marketing and Leasing/ CBD Office
James F. Hoffman.....................     37      Senior Vice President--General Counsel and Secretary
S. Craig Nardi.......................     36      Senior Vice President--Industrial Marketing and Leasing
Faye I. Oomen........................     51      Senior Vice President--Development and Leasing/Suburban
                                                  Office
Roy P. Rendino.......................     43      Senior Vice President--Finance and Chief Accounting
                                                  Officer
Christopher "Kit" J. Sultz...........     34      Senior Vice President--Industrial Operations

    MICHAEL W. RESCHKE. Michael W. Reschke has served as the Chairman of the Board of Trustees of the Company since November 1997. Mr. Reschke is also the Chairman of the Company's Executive Committee. Mr. Reschke founded The Prime Group, Inc., an Illinois corporation ("PGI") in 1981 and, since that time, has acted as PGI's Chairman and Chief Executive Officer. Mr. Reschke is also Chairman of the Board of Prime Retail, Inc. (NYSE: PRT) and Brookdale Living Communities, Inc. (Nasdaq: BLCI), and is a member of the Board of Directors of Horizon Group Properties, Inc. (Nasdaq: HGPI). For approximately the last
19 years, Mr. Reschke has directed and managed the acquisition, development, finance, construction, leasing, marketing, renovation, and property management activities of PGI. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of The Real Estate Roundtable, the Urban Land Institute, and the Chicago Development Council.

    RICHARD S. CURTO. Richard S. Curto has served as President, Chief Executive Officer and Trustee of the Company since November 1997. Mr. Curto served as Executive Vice President of PGI from May 1994 to November 1997. After joining PGI, Mr. Curto was responsible for the office and industrial divisions' capital markets transactions and other project-related financings of PGI. From
September 1981 to April 1994, Mr. Curto was employed by Kemper Financial Services, a $65 billion money management firm overseeing the activities of the lending and equity investment group related to real property, most recently serving as Senior Vice President. Mr. Curto held various positions with Northwestern Mutual Life Insurance Co. in the Real Estate Department prior to 1981. Mr. Curto is a member of the National Association of Real Estate Investment Trusts, the Urban Land Institute and the National Realty Committee.

    WILLIAM M. KARNES. William M. Karnes serves as Executive Vice President and Chief Financial Officer of the Company. From June 1997 to immediately prior to the Company's initial public offering on November 17, 1997 (the "Offering"),
Mr. Karnes was employed by PGI as an Executive Vice President. From April 1996 to June 1997, Mr. Karnes served as Senior Executive Vice President and Chief Financial Officer of Capstar Hotel Company. From 1994 to April 1996, Mr. Karnes served as Senior Vice President and Chief Financial Officer of Tucker Properties Corporation, a publicly traded REIT. From 1991 to 1994, Mr. Karnes served as Senior Vice President, Finance and Administration for Banyan Management Corp., a company that provides management services for five public REITs and three master limited partnerships. Mr. Karnes is a member of the Urban Land Institute.

    JEFFREY A. PATTERSON. Jeffrey A. Patterson serves as Executive Vice President and Chief Investment Officer of the Company. From 1989 to immediately prior to the Offering, Mr. Patterson was Executive Vice President of PGI, with primary responsibility for the acquisition, financing and redevelopment of office and mixed-use properties. Mr. Patterson was asset manager for PGI's office properties and has provided real estate advisory services for several major institutional investors related to office buildings. Prior to joining PGI, Mr. Patterson served as Director of Development in Tishman Speyer Properties' Chicago office and as a Senior Financial Analyst at Metropolitan Life Insurance Company's Real Estate Investment Group. Mr. Patterson is an associate member of the Urban Land Institute.

    EDWARD S. HADESMAN. Edward S. Hadesman serves as President--Industrial Division of the Company. In such capacity, Mr. Hadesman is responsible for the acquisition, development, operation of the properties and the management personnel of the Industrial Division. Prior to joining the Company, Mr. Hadesman was the President and Chief Executive of Industrial Building and Development Company ("IBD"), which he formed in 1965. IBD owned, operated leased and managed in excess of 1.1 million square feet and developed and constructed over 1.6 million square feet, consisting primarily of high quality warehouse, distribution, manufacturing and office buildings. Mr. Hadesman, as founder and President of IBD, personally supervised all aspects of IBD's business, including development, leasing, acquisition and management.

    DONALD H. FALOON. Donald H. Faloon serves as Executive Vice President--Development of the Company. From January 1989 to immediately prior to the Offering, Mr. Faloon was employed by PGI in its commercial development activities. Previous responsibilities for PGI included overseeing PGI's Diagonal Mar project in Barcelona, Spain and serving as Executive Project Manager for the 77 West Wacker Drive Building. Prior to joining PGI, Mr. Faloon had 17 years of experience in the management of real estate development at Homart Development Co., Urban Investment and Development Co., Metro Communities Corp. and the Michigan State Housing Development Authority.

    LOUIS G. CONFORTI. Louis G. Conforti serves as Executive Vice President--Capital Markets of the Company. In such capacity, Mr. Conforti is responsible for the capital market activities of the Company. Mr. Conforti joined the Company in June 1998. From July 1997 to May 1998, Mr. Conforti served as the Executive Director of Real Estate Investment Banking for CIBC Oppenheimer Corp. in New York City. Prior to his affiliation with CIBC Oppenheimer, he was a Vice President in the Real Estate Investment Banking Group of Alex. Brown & Sons located in Baltimore, Maryland. During his career, Mr. Conforti has been responsible for the completion of publicly-traded and privately-placed real estate transactions totalling several billion dollars. Mr. Conforti is a member of the National Association of Real Estate Investment Trusts and the Urban Land Institute.

    PHILIP A. HOFFER. Philip A. Hoffer serves as Executive Vice President--Real Estate Operations of the Company. From February 1996 to immediately prior to the Offering, Mr. Hoffer was Vice President and Chief Operating Officer of Continental Offices, Ltd., where he was responsible for all real estate operations including asset management, construction and leasing for the owned and third party portfolio. From 1989 to 1996, Mr. Hoffer served as Chief Operating Officer for Insignia/Frain Camins & Swartchild Management Company where he oversaw third party institutional property management and leasing for 13 million square feet of office, industrial and retail space located in Chicago and Los Angeles.

    MURRAY J. ALSCHER. Murray J. Alscher serves as Senior Vice President--Acquisitions for the Company. From April 1997 to immediately prior to the Offering, Mr. Alscher acted as a consultant to PGI in its acquisition efforts. From November 1996 to April 1997, Mr. Alscher was a self-employed real estate consultant. From May 1983 through November 1996, Mr. Alscher was employed (most recently as Senior Vice President) by Metropolitan Structures, a private real estate investment, development and management company, where he was responsible for investment, development and asset management matters.

    STEVEN R. BARON. Steven R. Baron serves as Senior Vice President--Development and Leasing/CBD Office of the Company. From
December 1996 to immediately prior to the Offering, Mr. Baron was employed by PGI as Senior Vice President responsible for commercial development and sales at a 2,650-acre planned development in Huntley, Illinois. From February 1996 to December 1996, he served as Senior Vice President of Benjamin E. Sherman & Sons, a real estate company, where he oversaw the management portfolio and leasing activity. From February 1994 to December 1995, he was the Managing Director of PM Realty Group's Midwest Division where he oversaw the leasing and management portfolio. From 1988 to 1994, Mr. Baron was employed by PGI as Executive Vice President responsible for the leasing and marketing of the 77 West Wacker Drive Building. Mr. Baron is a licensed real estate broker and is an instructor at Kellogg School of Management where he lectures on commercial real estate development, leasing and marketing.

    JAMES F. HOFFMAN. James F. Hoffman serves as Senior Vice President--General Counsel and Secretary of the Company. From January 1991 to immediately prior to the Offering, Mr. Hoffman served as Assistant General Counsel of PGI. Prior to his employment with PGI, Mr. Hoffman was an associate with the law firm of Mayer, Brown & Platt from September 1987 to January 1991.

    S. CRAIG NARDI. S. Craig Nardi serves as Senior Vice President--Industrial Marketing and Leasing of the Company. From 1989 to immediately prior to the Offering, Mr. Nardi served as Vice President of Operations of The Nardi
Group Ltd., a corporate real estate development firm, and as Executive Vice President of Nardi Asset Management, the property management arm of The Nardi Group Ltd. Prior to joining The Nardi Group Ltd. and Nardi Asset Management,
Mr. Nardi worked as a real estate broker in New York City. Mr. Nardi is a member of the International Association of Corporate Real Estate Executives, the National Association of Industrial and Office Parks and the Elmhurst Economic Development Corporation. Mr. Nardi is the son of Stephen J. Nardi, the Vice Chairman of the Board and a Trustee of the Company.

    FAYE I. OOMEN. Faye I. Oomen serves as Senior Vice President--Development and Leasing/Suburban Office of the Company. From 1978 to immediately prior to the Offering, Ms. Oomen was employed by Continental Offices, Ltd., most recently serving as Executive Vice President of Leasing and Construction. She has over 24 years of experience in real estate leasing, marketing and development. At Continental Offices, Ltd., she negotiated more than 200 leasing transactions for more than 1.5 million square feet of Continental's portfolio, including Continental Towers, Continental Office Plaza, Regency Office Plaza and The Marquette Building. She also was responsible for development and base building construction at One Financial Place and Continental Towers. She has received numerous awards, including being named the 1995 Sun-Times Suburban Property Representative of the Year.

    ROY P. RENDINO. Roy P. Rendino serves as Senior Vice President--Finance and Chief Accounting Officer of the Company. Mr. Rendino joined the Company in
April 1998. From January 1998 to April 1998, Mr. Rendino was Executive Vice President--Finance of Ambassador Apartments, Inc., a publicly-traded apartment REIT. From 1986 through December 1997, Mr. Rendino was associated with
Deloitte & Touche LLP, where he held positions including Partner and Midwest Director of Real Estate. Mr. Rendino began his career with Coopers and Lybrand in 1978 where he served as a manager in the real estate and construction practices. Mr. Rendino is a certified public accountant and is a member of the Board of Directors of the National Association of Real Estate Companies and the Real Estate Investment Association. In addition, he serves on the Board of Advisors for RealtyThinkTank.com. He also chairs the Real Estate Cost Capitalization Task Force for the American Institute of Certified Public Accountants.

    CHRISTOPHER "KIT" J. SULTZ. Christopher J. Sultz serves as Senior Vice President--Industrial Operations of the Company. From June 1994 to immediately prior to the Offering, Mr. Sultz was employed by PGI in its Industrial Division as Vice President--Asset Management. Prior to joining PGI, Mr. Sultz was employed by Coopers & Lybrand, LLP from August 1991 to June 1994 in its real estate consulting practice. Mr. Sultz is a certified public accountant.

SUMMARY COMPENSATION TABLE

    Prior to November 17, 1997, the Company did not pay any compensation to its executive officers. The following table sets forth the compensation earned for the period from November 17, 1997 to December 31, 1997 and for the years ended December 31, 1998 and December 31, 1999 with respect to the Chairman of the Board, the Chief Executive Officer and the four other persons who are the most highly compensated executive officers of the Company.

                                                                                     LONG-TERM
                                                ANNUAL COMPENSATION             COMPENSATION AWARDS
                                         ---------------------------------   --------------------------
                                                                                            SECURITIES
                                                                              RESTRICTED    UNDERLYING     ALL OTHER
                                                                                STOCK        OPTIONS/     COMPENSATION
NAMES AND PRINCIPAL POSITION    YEAR     SALARY $(1)      BONUS $(1)(2)(3)   AWARDS($)(4)   SARS (#)(5)     ($) (6)
----------------------------  --------   -----------      ----------------   ------------   -----------   ------------
Michael W. Reschke .........    1999       150,000                233,739        69,595        50,000             0
  Chairman of the Board of      1998       150,000                103,850             0        35,000             0
    Trustees                    1997        15,625(7)                   0             0       175,000             0

Richard S. Curto ...........    1999       300,000                233,739        69,595        50,000         1,863
  President, Chief Executive    1998       275,000                171,356             0        35,000         1,719
    Officer                     1997        28,645(7)                   0             0       175,000             0

William M. Karnes ..........    1999       219,583                 57,903        34,804        25,000         4,000
  Executive Vice President,     1998       208,958                 77,884             0        22,000         4,000
    Chief Financial Officer     1997        20,833(7)             220,000(9)          0        70,000             0

Jeffrey A. Patterson .......    1999       215,000                144,138        34,804        25,000         3,684
  Executive Vice President,     1998       200,000                 96,468             0        22,000         2,708
    Chief Investment Officer    1997        20,833(7)                   0             0        85,000             0

Faye I. Oomen ..............    1999       128,750                449,763         4,220         5,000         3,846
  Senior Vice President--       1998       145,000                 31,379             0        10,000         2,371
    Development and Leasing/    1997        15,104(7)                   0             0        30,000             0
    Suburban Office

Louis G. Conforti ..........    1999       150,000                192,191        34,804        25,000         1,731
  Executive Vice President--    1998        81,667(8)             390,162             0        60,000             0
    Capital Markets             1997             0                      0             0             0             0

--------------

(1) Amounts shown include cash and non-cash compensation or bonuses, as applicable, as reported in the year in which the compensation service was performed, even if such compensation or bonuses, as applicable, were paid or vested in a subsequent year.

(2) 1999 dollar amounts include cash bonuses paid to Mr. Reschke, Mr. Curto, Mr. Karnes, Mr. Patterson, Ms. Oomen and Mr. Conforti of $67,500, $67,500, $18,000, $45,000, $0 and $55,500, respectively. In addition, Ms. Oomen received leasing commissions in the amount of $449,763 in cash. Dollar amounts also include bonus/short-term option and bonus/short-term restricted Common Share grants. Pursuant to the Share Incentive Plan, Mr. Reschke,
    Mr. Curto, Mr. Karnes, Mr. Patterson, Ms. Oomen and Mr. Conforti were granted 62,500; 62,500; 16,667; 41,667; 0; and 51,389, respectively, bonus/short-term options on December 16, 1999 which vested in their entirety on January 15, 2000. These short-term options are valued at the date of grant using the Black--Scholes option pricing model with the following assumptions: a market and exercise price of $13.188; an expected option term of 7 years; an expected share price volatility of 29.8%; an assumed 1999 dividend yield of 10.24%; and a risk--free interest rate of 6.41%. Using the foregoing assumptions, all options were valued at $1.26 per option on the date of grant. Also pursuant to the Share Incentive Plan, Mr. Reschke, Mr. Curto, Mr. Karnes, Mr. Patterson, Ms. Oomen and Mr. Conforti were granted

    6,634; 6,634; 1,078; 2,696; 0; and 5,455 bonus/short-term restricted Common Shares, respectively, on December 16, 1999 which vest in two equal annual installments with the first one-half vesting on January 15, 2000. These short-term restricted Common Share grants are valued at the date of grant using the closing price of the Common Shares ($13.188) as reported by the New York Stock Exchange on December 15, 1999, the day before the date of grant. See "Report of Compensation Committee" for a discussion of how the short-term options were valued. Mr. Patterson and Mr. Karnes elected to have the number of restricted Common Shares granted to each of them reduced from the original amount set by the Company to the amount listed above in exchange for the Company paying all withholding taxes related to the grant. The Company paid $11,083 and $4,686, respectively, on behalf of Mr. Patterson and Mr. Karnes in withholding taxes, which numbers are included in the Bonus column for these individuals.

(3) 1998 dollar amounts include cash bonuses paid to Mr. Reschke, Mr. Curto, Mr. Karnes, Mr. Patterson, Ms. Oomen and Mr. Conforti of $30,000, $49,500, $22,500, $30,000, $0 and $30,000, respectively. In addition, Ms. Oomen earned leasing commissions in the amount of $19,504 in cash. Mr. Conforti was also granted 12,500 Common Shares as a one-time signing bonus. The Common Shares are valued at the date of grant using the market price ($16.625) of the Common Share as reported by the New York Stock Exchange on September 28, 1998 (the date of grant) for a value of $207,813. Dollar amounts also include bonus/short-term option and bonus/short-term restricted Common Share grants. Pursuant to the Share Incentive Plan, Mr. Reschke,
    Mr. Curto, Mr. Karnes, Mr. Patterson, Ms. Oomen and Mr. Conforti were granted 48,611; 80,208; 36,458; 48,611; 8,681 and 48,611, respectively, bonus/short-term options on December 17, 1998 which vested in their entirety on January 15, 1999. In addition, Mr. Conforti was granted 50,000 bonus/long-term options on June 1, 1998 as part of his one-time signing bonus. These options vest in three equal annual installments with the first one-third vesting on June 1, 1999. Such amount is also included in the option column for Mr. Conforti. These options are valued at the date of grant using the Black--Scholes option pricing model with the following assumptions (except for the June 1, 1998 grant to Mr. Conforti discussed below, which is based on different assumptions): a market and exercise price of $14.00; an expected option term of 10 years; an expected share price volatility of 26.2%; an assumed 1998 dividend yield of 9.64%; and a risk--free interest rate of 4.0%. The assumptions used to value the June 1, 1998 grant to Mr. Conforti are as follows: a market and exercise price of $20.50; an expected option term of 10 years; an expected share price volatility of 20%; an assumed 1998 dividend yield of 6.57%; and a risk-free interest rate of 4.0%. Using the foregoing assumptions, as applicable, all options (except Mr. Conforti's June 1, 1998 options which were valued at $1.57 per option) were valued at $0.72 per option on the date of grant. Also pursuant to the Share Incentive Plan, Mr. Reschke, Mr. Curto, Mr. Karnes, Mr. Patterson, Ms. Oomen and Mr. Conforti were granted 2,775; 4,579; 2,081; 1,691; 302; and 2,775 bonus/short-term restricted Common Shares, respectively, on December 15, 1998 which vested in two equal annual installments with the first one-half vesting on January 15, 1999. These short-term restricted Common Share grants are valued at the date of grant using the closing price ($14.00) of the Common Shares as reported by the New York Stock Exchange on December 16, 1998, the day before the date of grant. Mr. Patterson and Ms. Oomen elected to have the number of restricted Common Shares granted to each of them reduced from the original amount set by the Company to the amount listed above in exchange for the Company paying all withholding taxes related to the grant. In 1998, the Company paid $7,794 and $1,397, respectively, on behalf of Mr. Patterson and Ms. Oomen in withholding taxes, which numbers are included in the Bonus column for these individuals.

(4) On December 16, 1999, the Compensation Committee of the Board of Trustees granted long-term restricted Common Share awards to certain of the Company's executive officers pursuant to the Share Incentive Plan. Mr. Reschke, Mr. Curto, Mr. Karnes, Mr. Patterson, Ms. Oomen and Mr. Conforti were granted, respectively, 5,179; 5,179; 2,590; 2,590; 314 and 2,590 restricted
    Common Shares. These awards vest in four equal annual installments with the first one-fourth vesting on January 15, 2000.

    Dividends are paid on these restricted Common Shares. The dollar values shown on the table for the long-term restricted Common Share awards are based on the closing price ($13.438) as listed on the New York Stock Exchange of the Common Shares on the date of grant. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the Common Shares. Additional restricted Common Shares have been granted to the persons listed above and are included in the bonus column and the related footnotes. The total number of restricted Common Shares held by each person listed above (which number excludes restricted Common Share awards which vested prior to December 31, 1999 and includes all unvested bonus/short-term and long-term restricted Common Share awards) and the value of such restricted Common Shares, based on the closing price ($15.188) as listed on the New York Stock Exchange on December 31, 1999, were as follows:

                                          NUMBER OF RESTRICTED
                                          COMMON SHARES HELD AT       VALUE AT
NAME                                        DECEMBER 31,1999      DECEMBER 31, 1999
----                                      ---------------------   -----------------
Michael W. Reschke......................         13,200               $200,482
Richard S. Curto........................         14,102                214,181
William M. Karnes.......................          4,708                 71,505
Jeffrey A. Patterson....................          6,131                 93,118
Faye I Oomen............................            465                  7,062
Louis G. Conforti.......................          9,432                143,253

--------------

(5) Granted pursuant to the Share Incentive Plan. See "Amendment to Share Incentive Plan--General."

(6) Includes employer matching to the Operating Partnership's 401(k) Plan.

(7) Base salary for each of the executive officers had the Company been in existence for the entire 1997 calendar year: Mr. Reschke--$150,000;
    Mr. Curto--$275,000; Mr. Karnes--$200,000; Mr. Patterson--$200,000; and
    Ms. Oomen--$145,000.

(8) This individual joined the Company in June 1998. His base salary had he been with the Company the full fiscal year would have been $140,000.

(9) Represents a cash bonus of $20,000 and a grant of 10,000 Common Shares. Based on a closing price of $20.00 for the Company's Common Shares as reported on the NYSE on March 31, 1998, the date of grant, the Common Shares had a market value of $200,000.

EMPLOYMENT AGREEMENTS

    The Company, through the Operating Partnership, has entered into agreements with each of the executive officers named in the summary compensation table above except Ms. Oomen. The agreements with Messrs. Reschke, Curto, Karnes, Patterson and Conforti (the "Employment Agreements") generally provide that such executive officers shall devote substantially all of their business time to the operation of the Company, except Mr. Reschke who shall only be required to devote such time as he deems necessary to fulfill his duties and obligations to the Company as Chairman of the Board. The Employment Agreements establish the 1997 base salaries reflected in the table above (except Mr. Conforti's Employment Agreement which establishes his 1998 base salary) and provide for an initial three year term which, in the case of Messrs. Reschke's and Curto's Employment Agreements only, are automatically extended for an additional year after expiration of the initial term and any extension period unless either the Company provides the applicable officer with at least six months' prior written notice or the applicable officer provides the Company with at least thirty days' prior written notice, that such term shall not be extended. The Employment Agreements also contain (i) an agreement not to solicit, attempt to hire or hire any employee or client of the Company for two years following termination of employment (except for Mr. Conforti whose agreement is valid for one year following termination), (ii) with the exception of Mr. Conforti's Employment Agreement, an agreement not to solicit or attempt to lease space to or lease space to any tenant of the company for two years following termination, and
(iii) non-compete provisions restricting the executive officers from developing, acquiring or operating office or industrial properties (within a ten mile radius of any facility of the Company) for two years following termination of employment if the employment is terminated either by the Company for cause or by the executive officer voluntarily.

    The Employment Agreements also set forth the potential bonuses to which the executive officers are entitled. In the case of Messrs. Reschke, Curto, Karnes, Patterson and Conforti, they are each entitled to receive a discretionary bonus based on achievement of such corporate and individual goals and objectives as may be established by the Board of Trustees or its Compensation Committee.

    If any Employment Agreement is terminated by the Company (i) "without cause" (as defined in the Employment Agreements), (ii) by the executive following the occurrence of a "change of control" and a resulting "diminution event" (as each term is defined in the Employment Agreements) or (iii)(a) in the case of Mr. Reschke's Employment Agreement, by Mr. Reschke if he is removed as a Trustee of the Company or (b) in the case of Mr. Curto's Employment Agreement, by the Company the event of Mr. Curto's disability (as defined in the Employment Agreement), the applicable executive shall be entitled to a lump sum termination payment. With respect to Messrs. Reschke and Curto, such payment will be (x) an amount equal to two times their then current annual base salary, if the termination is by the Company without cause or, in the case of Mr. Curto, following Mr. Curto's disability or (y) an amount equal to two times the applicable average base salary and bonus for the two prior years, if the termination is by Mr. Reschke or Mr. Curto, as the case may be, due to the occurrence of a change of control and diminution event. With respect to each of Mr. Karnes and Mr. Patterson, such payment will be an amount equal to the greater of 100.0% of his then current base salary and 100.0% of his aggregate base salary for the remainder of the term of his Employment Agreement, if the termination is either by the Company without cause or by the executive due to the occurrence of a change of control and resulting diminution event (or in the case of Mr. Karnes only, a relocation of his office outside the Chicago metropolitan area). With respect to Mr. Conforti, such payment will be equal to
(X) if the termination had occurred during the first year of the Employment Agreement, 180% of his then current base salary, (Y) if the termination occurs during the second year of the Employment Agreement, 55% of his then current base salary and (Z) if termination occurs during the third year of the Employment Agreement, 30% of his then current base salary. In addition, Mr. Karnes and Mr. Conforti were granted 10,000 and 12,500 Common Shares, respectively, pursuant to their Employment Agreements.

    Ms. Oomen has not entered into an employment agreement with the Company or the Operating Partnership. Her employment is strictly at will. In addition, Ms. Oomen has an understanding with the Company which sets forth the leasing commissions she receives on certain of the Company's properties.

OPTION GRANTS IN 1999

    The following table shows all options to purchase Common Shares granted to the Chairman of the Board and each of the named executive officers of the Company in 1999. The table also shows the potential realizable value of such options if the Common Shares appreciate at compounded annual rates of 5% and 10% over the life of the options. The 5% and 10% rates of appreciation based on the exercise price of $13.188 per share (the closing price on the day before the date of grant) are required to be disclosed by the rules of the Commission and are not intended to forecast potential future appreciation, if any, in the price of the Common Shares. The Company did not use an alternative present value formula permitted by the rules of the Commission because, in the Company's view, potential future unknown or volatile factors result in there being no such formula that can determine with reasonable accuracy the present value of such option grants.

                               INDIVIDUAL GRANTS

                                                                                               POTENTIAL REALIZABLE
                                                                                                 VALUE AT ASSUMED
                                                                                                  ANNUAL RATES OF
                                                                                                    SHARE PRICE
                                       NUMBER OF     % OF TOTAL                                  APPRECIATION FOR
                                      SECURITIES    OPTIONS/SARS                                 OPTION TERM FROM
                                      UNDERLYING     GRANTED TO    EXERCISE OR                 DATE OF GRANT ($)(4)
                                      OPTIONS/SAR   EMPLOYEES IN   BASE PRICE    EXPIRATION   -----------------------
                                      GRANTED (#)   FISCAL YEAR    ($/SH) (3)       DATE         5%            10%
                                      -----------   ------------   -----------   ----------   --------       --------
                                                                                                  (IN THOUSANDS)
Michael W. Reschke..................    62,500(1)        7.5%        $13.188      12/16/09        518          1,314
                                        50,000(2)        6.0          13.188      12/16/09        415          1,051

Richard S. Curto....................    62,500(1)        7.5          13.188      12/16/09        518          1,314
                                        50,000(2)        6.0          13.188      12/16/09        415          1,051

William M. Karnes...................    16,667(1)        2.0          13.188      12/16/09        138            350
                                        25,000(2)        3.0          13.188      12/16/09        207            525

Faye I. Oomen.......................      5000(2)        0.6          13.188      12/16/09         41            105

Jeffrey A. Patterson................    41,667(1)        5.0          13.188      12/16/09        345            876
                                        25,000(2)        3.0          13.188      12/16/09        207            525

Louis G. Conforti...................    51,389(1)        6.1          13.188      12/16/09        426          1,080
                                        25,000(2)        3.0          13.188      12/16/09        207            525

--------------

(1) The options vested on January 15, 2000.

(2) The options vest in four equal annual installments with the first one-fourth vesting on January 15, 2000.

(3) Exercise price represents the closing price for the Common Shares on the day before the date of grant.

(4) The potential realizable value is reported net of the option price but before the income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5.0% and 10.0% only from the date of grant to the expiration date of the option.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Company's Chairman of the Board and named executive officers concerning options held as of December 31, 1999. No options were exercised by the Chairman of the Board or the named executive officers during 1999.

                                                    NUMBER OF SECURITIES
                                                   UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                         OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                                      DECEMBER 31, 1999           DECEMBER 31, 1999 (1)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Michael W. Reschke.............................    174,028        197,083        $ 68,145       $256,185

Richard S. Curto...............................    205,625        197,083         105,682        256,185

William M. Karnes..............................     88,625         81,500          49,846        102,936

Jeffrey A. Patterson...........................    110,778        111,500          64,284        152,936

Faye I Oomen...................................     30,056         19,125          11,947         14,900

Louis G. Conforti..............................     67,778        117,222          60,720        161,688

--------------

(1) Represents the fair market value, based on a closing price of a Common Share on December 31, 1999 ($15.188) as reported by the New York Stock Exchange, less the option exercise price.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Trustees, which is required to have a majority of outside Trustees who are neither employees or officers of the Company, is charged with determining compensation for the Company's executive officers and to implement and administer the Company's Share Incentive Plan. Messrs. Ducharme, Nassetta and Saylak currently serve on the Compensation Committee. See "Compensation of Trustees." Mr. Saylak had an interest in transactions consummated in 1999 between the Company and affiliates of Blackstone Real Estate Advisors. See "Other Information--Certain Relationships and Related Transactions."

    No executive officer of the Company served as a (i) member of the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, (ii) director of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, or (iii) member of the compensation committee of any other entity in which one of the executive officers of such entity served as a member of the Company's Board of Trustees, during the year ended December 31, 1999. Mr. Reschke is Chairman of the Board of Trustees of the Company. See "Other Information--Certain Relationships and Related Transactions."

                     AMENDMENT OF THE SHARE INCENTIVE PLAN

GENERAL

    The Company established the Share Incentive Plan for the purpose of attracting and retaining Trustees, executive officers and other key employees. Each option granted pursuant to the Share Incentive Plan may be designated at the time of grant as either an "incentive share option" or as a "non-qualified share option."

    The Share Incentive Plan provides for the grant of options ("Options") to purchase a specified number of Common Shares. The Share Incentive Plan is administered by the Compensation Committee and permits the grant of share options, share appreciation rights, restricted shares, restricted units and performance units to officers and other key employees of the Company, its subsidiaries, the Operating

Partnership, the Services Company and Company-owned corporations, partnerships or trusts. The Share Incentive Plan also permits the grant of share Options to nonemployee Trustees. As of the date of this Proxy Statement, approximately 102 people are eligible to receive benefits under the Share Incentive Plan, including 3 former employees who currently hold outstanding options.

    Under the Share Incentive Plan as currently in effect, up to 2.54 million Common Shares may be issued or transferred to participants. The maximum aggregate number of Common Shares and share equivalent units that may be subject to awards granted during any calendar year to any one participant under the Share Incentive Plan, regardless of the type of awards, is 200,000. This limit applies regardless of whether such compensation is paid in Common Shares or in cash.

    If any award is canceled, terminates, expires or lapses for any reason, any Common Shares subject to such award will again be available for grant under the Share Incentive Plan, except that such Common Shares will still be counted for purposes of the annual individual award limit described above. In the event of any change in capitalization of the Company, such as a share split, or a corporate transaction, such as a merger or consolidation or any reorganization, or any partial or complete liquidation of the Company, an adjustment may be made in the number and class of Common Shares that may be delivered under the Share Incentive Plan, in the number and class of and/or price of Common Shares subject to outstanding awards, and in the annual individual award limit set forth above, as may be determined to be appropriate and equitable by the Compensation Committee to prevent dilution or enlargement of rights.

    The Compensation Committee has been authorized to grant Options under the Share Incentive Plan to purchase Common Shares. The Compensation Committee may grant "incentive share options" (within the meaning of Section 422 of the Internal Revenue Code of 1993, as amended (the "Code"), and/or nonqualified share Options to employees of the Company and its corporate subsidiaries. Other employees, including employees of the Operating Partnership and the Services Company, and nonemployee Trustees may only receive nonqualified share options. The exercise price of any Option will be at least equal to 100% of the fair market value of a Common Share on the day before the date the Option is granted. Each option will expire no later than the tenth anniversary of the date of grant.

    As of the date of this Proxy Statement, Options covering 2,736,270 Common Shares, not including 192,859 which have expired as a result of employee resignations, and 80,032 restricted Common Shares, not including the unvested 761 restricted Common Shares granted to Mr. Kevork Derderian which were terminated upon his resignation, had been granted under the Share Incentive Plan.

    The Options vest at varying rates but all have a term of ten years from the date of grant. The exercise price of the Options is equal to the closing market price of the Common Shares as reported on the NYSE on the day before the date of grant. The exercise price for Options is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the Option is exercised, of Common Shares. As of March 17, 2000, the closing price of a Common Share as reported by the New York Stock Exchange was $14.25.

    All vested Options held by an optionee will automatically be forfeited if the optionee leaves employment for any reason other than the optionee's death or disability on or after the one year anniversary of leaving employment if not previously exercised. Upon a "change in control" (as defined in the Share Incentive Plan), all unvested Options will vest. The rights of any participants to exercise an Option may not be transferred in any way other than by will or laws of descent and distribution.

    No grants may be made under the Share Incentive Plan after October 31, 2007.

AMENDMENT OF THE SHARE INCENTIVE PLAN

    The Board of Trustees may from time to time in its discretion, amend or modify the Share Incentive Plan without the approval of the shareholders. No amendment shall become effective without shareholder approval if such shareholder approval is required by law, rule or regulation. No amendment may increase the limit imposed on the maximum number of Common Shares which may be issued upon exercise of the Options, materially modify participant eligibility requirements, reduce the minimum Option price requirements or extend the termination date of the Share Incentive Plan without shareholder approval within twelve months before or after the approval by the Board of Trustees.

TAX IMPLICATIONS

    OPTIONS. A participant who is awarded an incentive Option will not recognize taxable income at the time of the grant of the Option and the Company will not be entitled to a deduction at that time. Upon the exercise of the Option during employment, or within three months thereafter, the participant will not recognize any income and the Company will not be entitled to a deduction. If any Common Shares acquired upon the exercise of the Option are disposed of within two years of the date of grant or within one year of the transfer of such Common Shares to the participant, the participant will recognize ordinary income in the year of disposition equal to the excess of the fair market value of the Common Shares at exercise over the exercise price. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the participant.

    A participant will not recognize any taxable income at the time of grant of a non-qualified Option. Upon exercise of a non-qualified Option, the participant will recognize ordinary income for tax purposes measured by the excess of the fair market value of the Common Shares on such date over the exercise price. The Company will be entitled to a deduction equal to the ordinary income recognized by the participant. The ordinary income recognized by a participant will be subject to tax withholding. Upon resale of the Common Shares by the participant, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income upon exercise as provided above, will be treated as either short-term or long-term capital gain or loss (depending on the holding period).

    RESTRICTED COMMON SHARES. Generally, absent an election to be taxed currently under Section 83(b) of the Code (a "Section 83(b) Election"), there will be no federal income tax consequences to either the participant or the Company upon the grant of restricted Common Shares. At the expiration of the restricted period and the satisfaction of any other restrictions applicable to the restricted Common Shares, the participant will recognize ordinary compensation income and the Company generally will be entitled to a corresponding federal income tax deduction equal to the fair market value of the Common Shares at the time (subject to satisfying applicable withholding requirements). If the participant makes a Section 83(b) Election within 30 days after receiving the restricted Common Shares, the participant will recognize an amount of ordinary compensation income at the time of the receipt of the restricted Common Shares and the Company will be entitled to a corresponding federal income tax deduction equal to the fair market value (determined without regard to applicable restrictions) of the Common Shares at such time. If a
Section 83(b) Election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted Common Shares, but, if the Common Shares are subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the Common Shares.

PROPOSED AMENDMENT

    On February 8, 2000, the Board of Trustees adopted, subject to shareholder approval, an increase of 320,774 in the number of Common Shares available for issuance under the Share Incentive Plan, as detailed in the resolutions of the Board of Trustees regarding the Second Amendment to the Share Incentive Plan, attached hereto as Exhibit A (the "Second Amendment"). The 320,774 Common Share increase approved, subject to shareholder approval, by the Board of Trustees was utilized for certain of the share option awards granted in December 1999. See "Report of Compensation Committee" and "Compensation of Executives--Option Grants in 1999." Because the Common Shares used for the share option awards granted in December 1999 were a combination of previously-approved Common Shares and a portion of the recently-approved 320,774 Common Shares, the specific recipients of the 320,774 Common

Shares used are not determinable. Upon approval of the Second Amendment, the total number of Common Shares available for issuance under the Share Incentive Plan will increase from 2,540,000 to 2,860,774. Like the currently outstanding Common Shares, the Common Shares subject to this proposal will not have preemptive rights. Promptly after receipt of shareholder approval, the Company intends to file a registration statement under the Securities Act of 1933, as amended, registering the additional 320,774 Common Shares to be reserved for issuance under the Plan.

    The Board approved the increase in the number of Common Shares available under the Share Incentive Plan as provided in the Second Amendment for the following reasons. First, the Company, with the assistance of its independent compensation consulting firm, has analyzed programs that comparable REITs offer to their employees. Based on that analysis, the Company has determined that expanding opportunities for meaningful equity participation in the Company will enable the Company to remain competitive in the retention and recruitment of qualified employees. The Board has determined that there are not sufficient Common Shares currently available under the Share Incentive Plan to meet this goal. Except as described in the Report of the Compensation Committee below, the Board intends to continue the Company's policy of subjecting the option grants to multi-year vesting tied to continued employment, which encourages long-term commitment to the Company.

    THE BOARD OF TRUSTEES OF THE COMPANY RECOMMENDS A VOTE FOR THE SECOND AMENDMENT TO THE SHARE INCENTIVE PLAN.

                        REPORT OF COMPENSATION COMMITTEE

    The Board of Trustees has delegated to the Compensation Committee of the Board of Trustees the authority to administer the Company's compensation program, including the authority to determine the compensation of the Company's executive officers and to authorize grants under the Company's Share Incentive Plan. The current members of the Compensation Committee are Messrs. Ducharme, Nassetta and Saylak.

    In May 1998, the Company engaged FPL Associates Consulting ("FPL"), a leading executive compensation consulting firm, to (i) review the compensation of the Company's executive officers and measure their level of compensation against one or more peer groups consisting of companies identified by FPL and
(ii) develop and propose, subject to the direction and approval of the Compensation Committee, a comprehensive compensation program for the Company. The compensation philosophy of the Company is based on the principles of paying for performance and aligning management objectives with those of the Company's shareholders. Accordingly, the Company intends to set base salaries in most cases at or about the median level of compensation of persons in equivalent positions at companies within the Company's peer groups as identified by FPL and reviewed and approved by the Compensation Committee. When the performance of the Company is superior, the annual incentive component of compensation should provide total compensation that is at the leading edge of competitive practices in the Company's peer group.

    One of the principal policies of the Company's compensation program is to attract and retain highly qualified individuals while providing the economic incentive necessary to achieve the Company's performance goals. The Company intends to maintain a compensation program which provides incentives for management to enhance shareholder value. The Compensation Committee believes that, through its senior executives' ownership of equity interests in the Company and the Operating Partnership as well as share options in the Company, as applicable, the financial interests (and net worth) of the Company's senior executives are aligned with the interests of shareholders.

    While the Compensation Committee will continue to evaluate the compensation practices of the Company's industry peer group as an important factor in determining executive compensation, the Company's performance and the contributions of senior executives to such performance will greatly influence the Company's compensation program.

    The Company's executive compensation program consists of the following components:

       (a) base salaries for senior executives in most cases set at or about the median level of compensation of persons in equivalent positions at companies within the Company's peer group;

       (b) incentive bonuses determined by the Board of Trustees or the Compensation Committee based upon a review by the Board of Trustees or the Compensation Committee of the Company's performance and the performance of each senior executive;

       (c) share options and share grants with scheduled vesting periods, both short-term and long-term, to align the interests of the executive with those of the Company's shareholders; and

       (d) other benefit programs available to employees generally.

    The Company has Employment Agreements with its Chairman of the Board, the President and Chief Executive Officer, the Chief Financial Officer and certain other senior executives. The base salary of the Chairman of the Board for the year ended December 31, 1999 was $150,000. The base salary for the President and Chief Executive Officer for the year ended December 31, 1999 was $300,000. The base salary for the Chief Financial Officer for the year ended December 31, 1999 was $219,583. See "Compensation of Executives--Employment Agreements." As provided in the Employment Agreements, annual base salary adjustments will be made by the Compensation Committee based on individual performance reviews as well as market factors.

    Other elements of the Employment Agreements which serve to retain senior management include non-competition provisions which under certain circumstances extend for a specified time beyond the term of employment. The Employment Agreements of the Chairman of the Board, the President and Chief Executive Officer, the Chief Financial Officer and certain other senior executives generally prohibit these executives from directly or indirectly competing with the business of the Company during the term of employment and for a two-year period after termination "with cause" by the Company or "without good reason" by the employee. In addition, the Employment Agreements provide that upon termination, all unvested share options held by the executive are forfeited if the employee is terminated "with cause" by the Company.

    Executive officers are also eligible to receive annual incentive bonuses. The amount of any executive officer's bonus is based upon each individual's contributions to the Company's performance and, to a lesser degree, factors such as leadership and contribution to strategy development, as determined by the Compensation Committee. The Compensation Committee will continue to review the performance of the Company based on factors such as the growth in funds from operations, expansion, development, operating and occupancy results, total shareholder return, and the relative performance of the Company in comparison with its industry peer group.

    In December 1999, the Compensation Committee approved for the Company's executive officers, effective in January 2000: (i) new 2000 base salaries,
(ii) 1999 annual incentive awards, (iii) 1999 annual incentive award alternatives (as further described below), and (iv) 2000 long term incentive awards. The 2000 salaries, 1999 annual incentive awards and award alternatives, and 2000 long term incentive awards for the Chairman of the Board and the President and Chief Executive Officer of the Company were approved by the Compensation Committee, and at the request of the Compensation Committee, ratified by the entire Board of Trustees. The Compensation Committee currently intends to continue to award salary increases and other awards effective in January of each year, based on performance during the prior year.

BASE SALARIES

    The new 2000 base salaries for the executive officers of the Company were approved by the Compensation Committee in December 1999 to be effective on January 1, 2000. For most individuals, 1999 base salaries were set at or near the midpoint range of salaries identified by FPL for the Company's peer group. The 2000 base salary levels for the Company's senior management team (consisting of 18 participants) as a whole were increased approximately 5.8 percent from 1999 base salary levels. Overall, the combined 1999 base salaries of the Company's senior management team were 97% of the industry midpoints as determined by FPL in 1998.

1999 ANNUAL INCENTIVE AWARDS

    The 1999 annual incentive award program (the "1999 Bonus Program") was approved by the Compensation Committee after reviewing the recommendations of FPL. Fifteen individuals, representing the senior management of the Company and a Trustee who is a consultant of the Company, participated in this program. The 1999 Bonus Program sets forth a bonus amount in dollars for each officer of the Company (the "1999 Bonus Amount"). These amounts were set by the Compensation Committee after its review of data provided by FPL for the Company's peer groups. The 1999 Bonus Amounts were then granted to each participant via a combination of a cash bonus, a grant of an annual incentive award share option, and a grant of restricted Common Shares. The foregoing three components had a cash value equal to the 1999 Bonus Amount, except that the share grants were valued at an approximately 10% discount to market price. The value of the share options was determined by the Company's auditors, Ernst & Young LLP, by using the Black-Scholes valuation model. The value of the shares for the purpose of determining the number of shares granted was calculated based on the closing price of the Company's Common Shares on the NYSE the day before the grant, less an approximately 10% discount. For seven participants, including the Chairman of the Board, the President and Chief Executive Officer, and the Chief Financial Officer, the 1999 Bonus Amount was paid 30% in cash, 35% in stock options and 35% in restricted Common Shares. For the remainder of the participants, the 1999 Bonus Amount was paid 50% in cash, 25% in stock options and 25% in restricted Common Shares.

    The cash portion of the 1999 Bonus Amount was paid on January 15, 2000. The restricted share component vests in two equal annual installments on January 15, 2000 and January 15, 2001. The unvested portion of the share grant is forfeited by a participant if such individual is terminated for cause or voluntarily leaves the Company prior to January 15, 2001. The share option portion of the 1999 Bonus Amount vested on January 15, 2000 and has a 10 year term.

    Only 30% to 50% of the 1999 bonuses for the senior management of the Company were comprised of cash. The remaining portions of such bonuses were paid in restricted Common Shares and options in order to further align the interests of management with the interests of shareholders. A total of 363,891 options and 38,628 Common Shares were utilized in the 1999 Bonus Program. Unlike other companies in its peer group, a significant portion (approximately 34%) of the Common Share options and grants utilized by the Company to date under its Share Incentive Plan have been in lieu of annual cash bonuses and do not represent long term incentive awards.

2000 LONG TERM INCENTIVE AWARDS

    In December 1999, the Compensation Committee approved the grant of long-term incentive share option awards to approximately 88 participants in the Company's long term share incentive program. In addition, 18 participants also received long-term incentive awards of restricted Common Shares. A total of 362,325 share options and 25,380 restricted Common Shares were granted in this program. The share options have a term of 10 years and both the share options and Common Share grants vest in four equal annual installments with the first one-fourth vesting on January 15, 2000. These grants were in addition to grants made under the 1999 Bonus Program described above and were also in addition to certain share options granted to new employees hired during calendar year 1999.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

    In determining the appropriate compensation for the Company's President and Chief Executive Officer, the Compensation Committee considers the Company's performance, competitive practices, and the Compensation Committee's policy, as discussed above, of determining compensation with reference to the compensation paid to similarly situated executives of comparable companies.

    The President and Chief Executive Officer's base salary was increased from $300,000 for calendar year 1999 to $330,000 for calendar year 2000. In addition, in December 1999, the Compensation Committee approved a 1999 Bonus Amount for the President and Chief Executive Officer of $225,000, of which $75,000 was included because of the Company's success in entering into a lease with Bank One, NA for 618,000 square feet in a building the Company intends to construct in Chicago, Illinois. As described above, this bonus was paid in January 2000
(i) 30% in cash ($67,500), (ii) 35% in shares (6,634 shares vesting in two approximately equal annual installments with the first one-half vesting on January 15, 2000) and (iii) 35% in share options (62,500 share options). In addition, the President and Chief Executive Officer received a long term incentive award in January 2000 consisting of 50,000 share options and 5,179 restricted Common Shares, which each vest in four equal annual installments with the first one-fourth vesting on January 15, 2000.

INTERNAL REVENUE SERVICE CODE PROVISIONS

    The Code limits the ability of a publicly-held corporation such as the Company to deduct compensation for its Chief Executive Officer and the four highest paid officers other than the Chief Executive Officer in excess of $1,000,000 per individual, per year. Performance-based compensation is not counted toward the $1,000,000 limit. It is the Company's policy to take this rule into account in setting the compensation of its affected executives. The Company will not be denied any deduction under Section 162(m) for compensation paid during its taxable year ending December 31, 1999. Based upon Treasury Regulations, bonuses payable to the Company's executives under their current employment agreements and compensation attributable to options (both statutory and non-statutory) granted under the Share Incentive Plan may be considered as compensation subject to the Section 162(m) limitation. Accordingly, it is possible that in some future year some portion of the compensation to a Company executive will not be tax-deductible under Section 162(m). This will depend upon the market price of the Company's shares on the date the non-statutory options are exercised and the number of non-statutory options exercised in any one taxable year.

                             COMPENSATION COMMITTEE
                               Jacque M. Ducharme
                            Christopher J. Nassetta
                                Thomas J. Saylak

               PROPOSAL TO RESERVE AND AUTHORIZE THE ISSUANCE OF
                  UP TO 927,100 COMMON SHARES UPON EXCHANGE OF
                              CERTAIN COMMON UNITS

    As part of the formation transactions relating to the Company's
November 1997 initial public offering (the "IPO"), affiliates of The Nardi Group, L.L.C. (the "Nardi Group") contributed certain office and industrial properties (the "NAC Properties") to the Operating Partnership in exchange for 927,100 common units of general partner interest in the Operating Partnership (the "GP Common Units") and certain other consideration. Unlike the limited partner Common Units that were issued by the Operating Partnership to other property contributors at the IPO, the GP Common Units are not exchangeable for the

Company's Common Shares. The Nardi Group, which is controlled by Stephen J. Nardi, a trustee of the Company, presently holds the GP Common Units.

    In connection with the contribution transaction described above, the Operating Partnership, the Nardi Group and certain of its affiliates entered into a Put Option Agreement and a Tax Indemnification Agreement. Under the terms of the Put Option Agreement, the Nardi Group has the right to cause the Company to purchase the GP Common Units at a price per GP Common Unit equal to 95% of the then current per share market value of the Common Shares. Presently, and until July 17, 2000, the Nardi Group has the right to put 50% of its GP Common Units to the Company at that price, and on and after July 17, 2000, the Nardi Group will have the right to put all but not less than all of its 927,100 GP Common Units to the Company at that price. Assuming that the Nardi Group elected to exercise its put option, the Company would be required to pay approximately $12.6 million in cash in exchange for the 927,100 GP Common Units (based on the current market price of $14.25 per Common Share reported by the New York Stock Exchange on March 17, 2000).

    Pursuant to the Tax Indemnification Agreement, the Operating Partnership is required to indemnify principals of certain affiliates of the Nardi Group for, among other things, income or gain which they might realize upon the refinancing or sale by the Operating Partnership of any of the NAC Properties.

    The Operating Partnership and Mr. Nardi have agreed that the Nardi Group's GP Common Units will be converted into limited partner Common Units, which by their terms will be exchangeable, on a one-for-one basis (subject to increase to give effect to certain anti-dilution provisions), for Common Shares, or, at the Company's option, cash equivalent to the fair market value of the Common Shares on the date of exchange. Like the Company's currently outstanding Common Shares, the Common Shares subject to this proposal will not have preemptive rights. In connection with this transaction, the Nardi Group will withdraw from the Operating Partnership as one of its general partners leaving the Company as the sole general partner of the Operating Partnership. This transaction is conditioned upon, among other things, (i) the Put Option Agreement being terminated, (ii) the Tax Indemnification Agreement being amended to provide for a decreasing percentage of required indemnification each year by the Operating Partnership and (iii) the shareholders of the Company approving this proposal to reserve and authorize the issuance of up to 927,100 Common Shares (subject to increase to give effect to certain anti-dilution provisions) upon the exchange of the Nardi Group's 927,100 limited partner Common Units into Common Shares.

    The limited partner Common Units to be held by the Nardi Group upon the proposed conversion of its GP Common Units will contain the identical anti-dilution provisions applicable to the limited partner Common Units issued in connection with the IPO. Consequently, some events, such as a declaration of a stock split or a stock dividend by the Company, could result in each such limited partner Common Unit becoming exchangeable into more than one Common Share. This proposal to reserve and authorize for issuance up to 927,100 Common Shares upon the exchange of the Nardi Group's 927,100 limited partner Common Units includes the reservation and authorization for issuance of any additional Common Shares issuable to the Nardi Group to give effect to any transactions that trigger the anti-dilution provisions of the limited partner Common Units. The Company has no present intention to engage in any transaction, including stock splits or stock dividends, that would trigger the anti-dilution provisions relating to the limited partner Common Units.

    Shareholders of the Company are being asked to vote on this proposal pursuant to the rules of the New York Stock Exchange (the "NYSE"). The NYSE requires shareholder approval of any issuance of more than one percent of a company's outstanding common stock to a director or trustee or to an entity, such as the Nardi Group, in which a director or trustee has a substantial interest. Therefore, the Company's shareholders must approve this transaction because the limited partner Common Units proposed to be issued upon the conversion of the outstanding GP Common Units could be exchanged by the Nardi Group for up to 927,100 Common Shares (subject to increase to give effect to certain anti-dilution provisions), which would represent more than one percent of the currently outstanding Common

Shares. If this transaction is approved by the shareholders, the limited partner Common Units to be held to the Nardi Group will be exchangeable for Common Shares on and after September 15, 2000.

    If the Company's shareholders approve this proposal, there can be no assurance that the Nardi Group will exchange its limited partner Common Units for Common Shares. If no such exchange occurs, the Nardi Group will remain a limited partner in the Operating Partnership and the 927,100 Common Shares (subject to increase to give effect to certain anti-dilution provisions) reserved and authorized for issuance pursuant to this proposal will constitute authorized but unissued Common Shares of the Company.

    THE BOARD OF TRUSTEES OF THE COMPANY RECOMMENDS A VOTE FOR THE RESERVATION AND AUTHORIZATION OF ISSUANCE OF UP TO 927,100 COMMON SHARES (SUBJECT TO INCREASE TO GIVE EFFECT TO CERTAIN ANTI-DILUTION PROVISIONS) UPON EXCHANGE OF UP TO 927,100 OF THE NARDI GROUP'S COMMON UNITS.

                               PERFORMANCE GRAPH

    The following performance graph compares the Company's performance to the Standard and Poors' 500 Stock Index (the "S&P 500 Index") and the National Association of Real Estate Investment Trusts' Equity Index (the "NAREIT Equity Index"). Share price performance for the period from November 12, 1997, the date on which trading in the Common Shares commenced, through December 31, 1997 and for the years ended December 31, 1998 and December 31, 1999 is not necessarily indicative of future results. All share price performance assumes an initial investment of $100 at the beginning of the period and assumes the reinvestment of any dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         11/12/97  12/31/97  3/31/98  6/30/98  9/30/98  12/31/98  3/31/99  6/30/99  9/30/99  12/31/99
Company   $100.00   $102.11  $102.57   $89.48   $89.30    $82.52   $74.18   $98.24   $87.62    $90.73
NAREIT    $100.00   $102.36  $101.88   $97.21   $86.98    $84.45   $80.38   $88.48   $81.36    $80.54
S&P 500   $100.00   $101.57  $115.32  $118.68  $106.45   $128.66  $134.64  $143.68  $134.26   $153.78

                      APPOINTMENT OF INDEPENDENT AUDITORS

    The Board of Trustees of the Company has selected Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 2000. Ernst & Young LLP served in this capacity for 1999. A representative of Ernst & Young LLP will attend the meeting and, while not intending to make a statement, will have an opportunity to make a statement and will respond to appropriate questions directed to Ernst & Young LLP.

    The appointment of auditors is ratified annually by the Board of Trustees and subsequently submitted to the shareholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee. The Audit Committee also reviews and approves proposed nonaudit services to ensure that they will not impair the independence of the accountants.

    Before making its recommendation to the Board of Trustees for ratification of Ernst & Young LLP, the Audit Committee carefully considered that firm's qualifications as auditors for the Company. This included a review of its performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Ernst & Young LLP in all of these respects.

    THE BOARD OF TRUSTEES OF THE COMPANY RECOMMENDS A VOTE FOR APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S AUDITORS.

                               OTHER INFORMATION

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Exchange Act requires the Company's officers and Trustees, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the Commission and the NYSE. Officers, Trustees and beneficial owners of more than ten percent of the Company's equity securities are required by Commission regulations to furnish the Company with copies of all such forms which they file.

    Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended December 31, 1999, or written representations from certain reporting persons that no Forms 3, 4 or 5 were required to be filed by those persons, to the Company's knowledge no transactions were reported late during the year ended December 31, 1999 except for the 1999 Form 5 filings for each of Stephen J. Nardi and S. Craig Nardi which were filed late as a result of administrative error.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    NON-COMPETE AGREEMENT AMONG THE COMPANY, PGI AND MICHAEL W. RESCHKE

    The Company, PGI and Mr. Reschke are parties to a Non-Compete Agreement that provided that, so long as PGI and/or its affiliates own a 5.0% or greater economic interest in the Company or Mr. Reschke is Chairman of the Board of the Company, neither Mr. Reschke nor PGI (including its affiliates) will own, acquire or manage office or industrial properties (except any ownership resulting from foreclosure of indebtedness). Excluded from the foregoing restrictions are (i) any interest in the Company or the Operating Partnership,
(ii) all properties in which PGI had an interest prior to the formation transactions in connection with the Company's IPO and (iii) PGI's or Mr. Reschke's ownership of less than 5.0% of any class of securities listed on a national securities exchange or on the Nasdaq National Market. In addition, PGI and Mr. Reschke will not be prohibited from providing debt or lease financing for properties similar to the properties owned or managed by the Company or from acquiring any preferred equity position in any owner or lessee of any such type of properties.

    CONSULTING AGREEMENT WITH STEPHEN J. NARDI

    For a description of the Consulting Agreement, see "Election of Trustees--Compensation of Trustees."

    AGREEMENTS TO PURCHASE CERTAIN PROPERTIES

    The Company has an option to purchase a property at 300 N. LaSalle in Chicago from PGI which option has approximately seven and one-half years remaining on its term. 300 N. LaSalle contains approximately 58,000 square feet suitable for development. The Company has an option to purchase the property at 95.0% of the then fair market value of the property.

    The Company also has approximately twelve and one-half years remaining on a right of first offer to develop (or develop and acquire an ownership interest in) all or any portion of approximately 360 acres of undeveloped office and industrial land in Huntley, Illinois. The right of first offer will apply to the extent that PGI determines that such parcel shall be utilized for the construction of an office or industrial facility to be owned and leased to third parties by PGI or held by PGI for sale to a third party. The site is subject to a participation interest held by an unaffiliated third-party lender.

    The foregoing option and right of first offer may be exercised only with the approval of the Company's independent trustees.

    The Company had an option to purchase 901 Technology Way in Libertyville, Illinois from the IBD Contributors (which consist of the Edward S. Hadesman Trust dated May 22, 1992, Grandville/Northwestern Management Corporation, the Carolyn B. Hadesman Trust dated May 21, 1992, the Lisa Hadesman 1991 Trust, the Cynthia Hadesman 1991 Trust, Tucker B. Magid, Frances S. Shubert, Grandville Road Property, Inc., HR Trust, Edward E. Johnson and Sky Harbor Associates). 901 Technology Way consists of approximately 68,824 net rentable square feet of industrial space. Such option was exercised and the property was acquired in January 1999 for a purchase price of $4.1 million. On July 14, 1999, this property, along with nine other properties, was sold to an unaffiliated third party for a total sales price of $89.5 million, resulting in a gain of approximately $3.6 million.

    On July 14, 1999, the Company purchased 300 Craig Place in Hillside, Illinois, an approximately 163,000 square foot industrial facility which is fully leased, for approximately $8.6 million from an affiliate of a limited liability company (controlled by Stephen J. Nardi, one of the Company's Trustees) which serves as a general partner of the Company (the "NAC General Partner.") On the same day, the property was sold as part of the same transaction discussed in the preceding paragraph.

    Pursuant to a vacant land agreement, in July 1998, the Company purchased from certain affiliates of certain of the IBD Contributors vacant land located at 2000 USG Drive in Libertyville, Illinois, for a purchase price of $2.0 million. The Company began construction of an approximately 242,000 square foot industrial facility upon this land in July 1998. Also under the vacant land agreement, in September 1998, the Company purchased vacant land located in the Pine Meadow Corporate Office Park in Libertyville, Illinois for a purchase price of $3.3 million. The Company began construction of three office buildings (one three-story building and two one-story buildings) which, in the aggregate, consist of approximately 180,000 square feet, upon the land. Additionally, under the same agreement, in February 2000, the Company purchased approximately 7.5 acres of vacant land located in the Pine Meadow Corporate Office Park for a purchase price of approximately $1.2 million. Finally, under the same agreement, the Company is obligated to purchase approximately three acres of vacant land located adjacent to the 2000 USG Drive site by November 2000.

    Pursuant to a vacant land agreement between the Company and certain affiliates of the NAC General Partner, the Company is obligated to purchase, over a five-year period commencing in November 1997, an aggregate of approximately 94.5 acres of vacant land in Carol Stream and Batavia, Illinois for a purchase price of $3.00 per square foot, which is to be paid for in Common Units in the Operating Partnership.

Under the agreement, the Company acquired approximately 24 acres of such land for a purchase price of approximately $3.2 million (including 207,631 Common Units and $100,000 in cash) in April 1999. Two industrial facilities have been constructed upon these 24 acres of land, one facility was constructed by the Company and consists of approximately 263,000 square feet (a portion of which has been leased) and the other facility was constructed by the Services Company and consists of approximately 114,000 square feet. The 114,000 square foot building and underlying land was sold by the Services Company and the Company, respectively, to an unaffiliated third party for an aggregate sale price of $7.2 million on July 8, 1999. Also under the agreement, the Company acquired approximately 16.5 acres of vacant land for a purchase price of approximately $2.15 million (151,621 Common Units) in December 1999. The Company intends to sell this 16.5 acres, together with an additional 29.6 acres that the Company has yet to acquire under the agreement, to an unaffiliated third party in March 2000 for approximately $7.4 million.

    On July 22, 1998, the Company entered into two purchase agreements with affiliates of Blackstone Real Estate Advisors ("Blackstone"). Thomas J. Saylak, one of the Company's Trustees, is the Senior Managing Director of Blackstone. In addition, Blackstone is an affiliate of Primestone Investment Partners, L.P., a substantial Common Unit holder in the Operating Partnership. Pursuant to this agreement, the Company was obligated to purchase National City Center in Cleveland, Ohio and IBM Plaza in Chicago, Illinois, which consist of an aggregate of approximately 2.1 million square feet, for an aggregate purchase price of $357.0 million. These agreements were amended on February 5, 1999 to provide for the purchase of National City Center for $100 million on the same date and an option to acquire IBM Plaza for $230 million exclusive of an $8.0 million nonrefundable option payment to the seller of IBM Plaza. As part of the amended agreement, the then-pending lawsuit between the parties was dismissed and the $20.0 million earnest money deposit under the original agreement was applied toward the purchase price for National City Center and the option payment for IBM Plaza. In December 1999, the Company purchased IBM Plaza for a total purchase price of approximately $248.5 million (which includes purchase price adjustments relating to real estate taxes.)

    LEASES WITH PGI AFFILIATES

    Certain entities in which PGI has a controlling ownership interest have leased space in the Company's 77 West Wacker Drive building. These entities include (i) Brookdale Living Communities, Inc., which leased space for an approximate annual rent of $778,000 pursuant to a lease which was to expire April 30, 2003 and (ii) The Prime Group, Inc., ("PGI") which is currently leasing space for an approximate annual rent of $782,000 pursuant to a lease which expires on October 31, 2007. The Brookdale lease at the 77 West Wacker Drive building was terminated effective March 2000. In connection with such termination, Brookdale paid to the Services Company approximately $122,000 for certain tenant improvement work. Brookdale currently leases space in the IBM Plaza building for an approximate annual base rent of $500,000 (subject to annual increases) pursuant to a lease that expires February 28, 2010. In connection with the Brookdale lease at IBM Plaza, an affiliate of Blackstone paid to the Company a $300,000 fee related to certain services performed by the Company with respect to the Brookdale lease. Additionally, certain affiliates of Blackstone (a) leased space located in the IBM Plaza building for a total gross rent of approximately $1.0 million pursuant to a lease that was originally scheduled to expire on December 12, 2000, and (b) leased space located in the Chicago Enterprise Center for a total gross rent of approximately $1.0 million pursuant to a lease that expired on October 31, 1999. The Company has terminated the Blackstone IBM Plaza lease effective as of March 30, 2000 pursuant to a termination option of the Company contained in the lease. In connection with such termination, all rent to be paid under the Blackstone lease was accelerated.

    ISSUANCE OF COMMON UNITS TO AN AFFILIATE OF STEPHEN J. NARDI

    If the proposal set forth under "Proposal to Reserve and Authorize the Issuance of up to 927,100 Common Shares Upon Exchange of Certain Common Units" is approved, the Nardi Group will convert its general partner interest in the Operating Partnership into a limited partner interest. The Operating Partnership will then admit the Nardi Group as a limited partner and will issue it 927,100 limited partner Common Units. The Nardi Group will then have the right to exchange those Common Units for Common Shares to be issued by the Company.

    OTHER TRANSACTIONS

    The Services Company provided asset and property management, leasing, acquisition, renovation, development, construction management, legal and administrative services for the entities owning certain of the Company's properties. The Services Company received fees relating to these services in the amount of approximately $17,277,000 for the year ended December 31, 1999, the vast majority of which was used by the Services Company to pay unrelated contractors for the construction of tenant and building improvements to properties owned by the Company and the remainder of which was used to fund related overhead costs. Messrs. Reschke and Curto own 100% of the voting stock of the Services Company. The Company, through its ownership of 100% of the preferred stock of the Services Company, has the right to receive 95.0% of the economic benefit of the Services Company.

    The Company is aware of contamination at certain of the Company's industrial properties. PGI has contractually agreed to retain liability for, and indemnify the Company for, environmental remediation costs with regard to certain of these properties.

    Governor James R. Thompson, a Trustee of the Company, is Chairman of the law firm of Winston & Strawn, which has provided, and continues to provide, legal services to the Company.

SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

    Proposals of shareholders intended to be presented at the Company's 2001 Annual Meeting of Shareholders must be received by the Company, attention General Counsel, on or prior to December 31, 2000 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with the 2001 annual meeting. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and Proxy relating to the 2001 annual meeting any shareholder proposal which may be omitted from the Company's Proxy materials pursuant to the applicable regulations of the SEC in effect at the time such proposal is received.

OTHER BUSINESS

    The Board of Trustees knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement. If any other matter should be presented at the Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

                                        /s/ James F. Hoffman

                                          James F. Hoffman
                                          SECRETARY

Chicago, Illinois
March 31, 2000

                                   EXHIBIT A
                      RESOLUTIONS OF THE BOARD OF TRUSTEES
                          OF THE COMPANY REGARDING THE
                       AMENDMENT TO SHARE INCENTIVE PLAN

ADOPTED FEBRUARY 8, 2000

    RESOLVED, that the amount of shares underlying grants of stock, options and other grants under the Share Incentive Plan of Prime Group Realty Trust (the "Company") is hereby increased by 320,774 shares, subject to the approval by the affirmative vote of the majority of the securities of this Company present, or represented, and entitled to vote at a meeting of shareholders duly held prior to December 16, 2000.

    RESOLVED FURTHER, that, subject to the approval by the affirmative vote of a majority of the securities of this Company present, or represented, and entitled to vote at a meeting of shareholders duly held prior to December 16, 2000, the Plan is amended effective December 16, 2000 by changing the first sentence of
Section 4.1 of the Plan to read as follows:

       "Subject to adjustment as provided in Section 4.3 herein, the number of Shares that may be issued or transferred to Participants under the Plan shall be 2,860,774."

  PROXY                                                                 PROXY

                            PRIME GROUP REALTY TRUST

       PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 17, 2000

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned hereby appoints Michael W. Reschke, Richard S. Curto, William
M. Karnes and James F. Hoffman, and each of them, as proxies with full power of substitution to represent and to vote, as designated on the reverse side of this proxy, all of the common shares of beneficial interest, par value $0.01 per share, of Prime Group Realty Trust which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 17, 2000 at 10:00 a.m., local time, at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois, and at any postponement(s) or adjournment(s) thereof and, in such proxies' discretion, to vote upon such other business as may properly come before the meeting, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.

                                 Comments/Change of address:

                                 ----------------------------------------------

                                 ----------------------------------------------

                                 ----------------------------------------------
                                                    [PLEASE SEE REVERSE SIDE]

     PLEASE MARK YOUR VOTES IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

[CAPTION]

Election of three Class III Trustees                 For               Withhold         For All  (Except
  for a term of three years each                     All               Authority        Nominee(s) Written
  Nominees:  Stephen J. Nardi                                           For All          Below)
             Thomas J. Saylak                        / /               / /              / /
             Gov. James R. Thompson

                                                     __________________________________________________
                                                                       Nominee Exception(s)

Approval of the Second Amendment to the 1997         For               Against          Abstain
  Share Incentive Plan to add additional Common
  Shares to the Plan                                 / /               / /              / /

Authorization to reserve and subsequently issue      For               Against          Abstain
  up to 927,100 Common Shares (subject to
  increase to give effect to certain anti-dilution   / /               / /              / /
  provisions) upon exchange of up to 927,100
  common units of limited partner interest in
  Prime Group Realty, L.P. to be held by the
  Nardi Group, L.L.C. after conversion of its
  927,100 common units of general partner interest

To ratify the appointment of Ernst & Young LLP       For               Against          Abstain
  as independent auditors of the Company for the
  fiscal year ended December 31, 2000                / /               / /              / /

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TRUSTEE NOMINEES, FOR APPROVAL OF THE SECOND AMENDMENT TO THE 1997 SHARE INCENTIVE PLAN, FOR AUTHORIZATION TO RESERVE AND SUBSEQUENTLY ISSUE UP TO 927,100 COMMON SHARES (SUBJECT TO INCREASE TO GIVE EFFECT TO CERTAIN ANTI-DILUTION ADJUSTMENTS) UPON THE EXCHANGE OF UP TO 927,100 COMMON UNITS OF LIMITED PARTNER INTEREST IN PRIME GROUP REALTY, L.P. TO BE HELD BY THE NARDI GROUP, L.L.C. AND FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

Dated: ______________________________________

Signature(s) ________________________________

_______________________________________________________________________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any postponement(s) or adjournment(s) thereof.

Please return promptly in the enclosed postage-paid envelope.

                              FOLD AND DETACH HERE

                             YOUR VOTE IS IMPORTANT

              PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY

                          USING THE ENCLOSED ENVELOPE.